                                                                   EXHIBIT 10.1

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                                      among

                             GREYHOUND LINES, INC.,
                                  as Borrower,

                    THE FINANCIAL INSTITUTIONS NAMED HEREIN,
                                   as Lenders,

                                       and

                          FOOTHILL CAPITAL CORPORATION,
                                    as Agent

                                TABLE OF CONTENTS

                                                                                                    Page(s)
                                                                                                    -------
1.    DEFINITIONS AND CONSTRUCTION...............................................................       1

      1.1          Definitions...................................................................       1
      1.2          Accounting Terms..............................................................      26
      1.3          Code..........................................................................      27
      1.4          Construction..................................................................      27
      1.5          Schedules and Exhibits........................................................      27

2.    LOAN AND TERMS OF PAYMENT..................................................................      27

      2.1          Revolving Advances............................................................      27
      2.2          Letters of Credit.............................................................      33
      2.3          [Intentionally Deleted].......................................................      36
      2.4          [Intentionally Deleted].......................................................      36
      2.5          Payments......................................................................      36
      2.6          Overadvances..................................................................      37
      2.7          Interest and Letter of Credit Fees:  Rates, Payments, and Calculations........      37
      2.8          Collection of Accounts........................................................      39
      2.9          Crediting Payments; Application of Collections................................      39
      2.10         Designated Account............................................................      40
      2.11         Maintenance of Loan Account; Statements of Obligations........................      40
      2.12         Fees..........................................................................      40
      2.13         Eurodollar Rate Loans.........................................................      40
      2.14         Illegality....................................................................      42
      2.15         Requirements of Law...........................................................      42
      2.16         Taxes.........................................................................      44
      2.17         Indemnity.....................................................................      46
      2.18         Replacement of Lender.........................................................      46

3.    CONDITIONS; TERM OF AGREEMENT..............................................................      47

      3.1          Conditions Precedent to the Initial Advance...................................      47
      3.2          Conditions Precedent to all Advances and all Letters of Credit................      49
      3.3          Condition Subsequent..........................................................      49
      3.4          Term..........................................................................      50
      3.5          Effect of Termination.........................................................      50
      3.6          Early Termination by Borrower.................................................      50

4.    CREATION OF SECURITY INTEREST..............................................................      51

      4.1          Grant of Security Interest....................................................      51
      4.2          Negotiable Collateral.........................................................      51
      4.3          Collection of Accounts, General Intangibles, and Negotiable Collateral........      51
      4.4          Delivery of Additional Documentation Required.................................      52

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
      4.5          Power of Attorney.............................................................      52
      4.6          Right to Inspect..............................................................      53
      4.7          Control Agreements............................................................      53

5.    REPRESENTATIONS AND WARRANTIES.............................................................      53

      5.1          No Encumbrances...............................................................      53
      5.2          [Intentionally Deleted].......................................................      53
      5.3          Location of Vehicles..........................................................      53
      5.4          [Intentionally Deleted].......................................................      54
      5.5          Location of Inventory and Equipment...........................................      54
      5.6          Inventory Records.............................................................      54
      5.7          Location of Chief Executive Office; FEIN......................................      54
      5.8          Due Organization and Qualification; Subsidiaries..............................      54
      5.9          Due Authorization; No Conflict................................................      55
      5.10         Litigation....................................................................      55
      5.11         No Material Adverse Change....................................................      55
      5.12         Solvency......................................................................      56
      5.13         Employee Benefits.............................................................      56
      5.14         Environmental Condition.......................................................      56
      5.15         Compliance With The ADA.......................................................      57

6.    AFFIRMATIVE COVENANTS......................................................................      57

      6.1          Accounting System.............................................................      57
      6.2          Collateral Reporting..........................................................      57
      6.3          [Intentionally Deleted].......................................................      58
      6.4          Financial Statements, Reports, Certificates...................................      58
      6.5          Registration, Use, Maintenance, Identification of Vehicles....................      59
      6.6          Additional Vehicles...........................................................      60
      6.7          Title to Equipment............................................................      60
      6.8          Maintenance of Equipment......................................................      60
      6.9          Taxes.........................................................................      61
      6.10         Insurance.....................................................................      61
      6.11         [Intentionally Deleted].......................................................      62
      6.12         Location of Borrower's Books, Inventory, and Equipment........................      62
      6.13         Compliance with Laws..........................................................      62
      6.14         Employee Benefits.............................................................      62
      6.15         Leases........................................................................      63
      6.16         Environmental Condition.......................................................      63
      6.17         Compliance With The ADA.......................................................      65
      6.18         Updated Current Appraisals....................................................      65
      6.19         Availability..................................................................      65

7.    NEGATIVE COVENANTS.........................................................................      66

      7.1          Indebtedness..................................................................      66
      7.2          Liens.........................................................................      67
      7.3          Restrictions on Fundamental Changes...........................................      67
      7.4          Disposal of Assets............................................................      68

      7.5          Change Name...................................................................      68
      7.6          Guarantee.....................................................................      68
      7.7          Restructure...................................................................      69
      7.8          Prepayments...................................................................      69
      7.9          Change of Control.............................................................      69
      7.10         Restricted Payments...........................................................      69
      7.11         Accounting Methods............................................................      71
      7.12         Advances, Investments and Loans...............................................      71
      7.13         Transactions with Affiliates..................................................      73
      7.14         Suspension....................................................................      74
      7.15         Use of Proceeds...............................................................      74
      7.16         Change in Location of Chief Executive Office..................................      74
      7.17         Restrictions Affecting Subsidiaries...........................................      75
      7.18         No Prohibited Transactions Under ERISA........................................      75
      7.19         Financial Covenants...........................................................      76
      7.20         Capital Expenditures..........................................................      77

8.    EVENTS OF DEFAULT..........................................................................      78

9.    THE LENDER GROUP'S RIGHTS AND REMEDIES.....................................................      80

      9.1          Rights and Remedies...........................................................      80
      9.2          Remedies Cumulative...........................................................      82
      9.3          Foreclosure Not A Discharge...................................................      82
      9.4          Release of Trust Monies.......................................................      82

10.   TAXES AND EXPENSES.........................................................................      83

11.   WAIVERS; INDEMNIFICATION...................................................................      83

      11.1         Demand; Protest; etc..........................................................      83
      11.2         The Lender Group's Liability for Collateral...................................      83
      11.3         Indemnification...............................................................      83

12.   NOTICES....................................................................................      84

13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.................................................      85

14.   DESTRUCTION OF BORROWER'S DOCUMENTS........................................................      86

15.   ASSIGNMENTS AND PARTICIPATION; SUCCESSORS..................................................      86

      15.1         Assignments and Participation.................................................      86
      15.2         Successors....................................................................      88
      15.3         Registry......................................................................      89

16.   AMENDMENTS; WAIVERS........................................................................      89

      16.1         Amendments and Waivers........................................................      89
      16.2         No Waivers; Cumulative Remedies...............................................      90

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
17.   AGENT; THE LENDER GROUP....................................................................      90

      17.1         Appointment and Authorization of Agent........................................      90
      17.2         Delegation of Duties..........................................................      91
      17.3         Liability of Agent-Related Persons............................................      91
      17.4         Reliance by Agent.............................................................      92
      17.5         Notice of Default or Event of Default.........................................      92
      17.6         Credit Decision...............................................................      93
      17.7         Costs and Expenses; Indemnification...........................................      93
      17.8         Agent in Individual Capacity..................................................      94
      17.9         Successor Agent...............................................................      94
      17.10        Withholding Tax...............................................................      95
      17.11        Collateral Matters............................................................      95
      17.12        Restrictions on Actions by Lenders; Sharing of Payments.......................      96
      17.13        Agency for Perfection.........................................................      97
      17.14        Payments by Agent to the Lenders..............................................      97
      17.15        Concerning the Collateral and Related Loan Documents..........................      97
      17.16        Field Audits and Examination Reports; Confidentiality; Disclaimers
                   by Lenders; Other Reports and Information.....................................      98
      17.17        Several Obligations; No Liability.............................................      99

18.   GENERAL PROVISIONS.........................................................................      99

      18.1         Effectiveness.................................................................      99
      18.2         Section Headings..............................................................      99
      18.3         Interpretation................................................................      99
      18.4         Severability of Provisions....................................................      99
      18.5         Counterparts; Telefacsimile Execution.........................................     100
      18.6         Revival and Reinstatement of Obligations......................................     100
      18.7         Integration...................................................................     100
      18.8         Confidentiality...............................................................     100
      18.9         Survival of Indemnification Obligations.......................................     101
      18.10        Conflicting Terms.............................................................     101
      18.11        Amendment and Restatement; Waiver.............................................     102

                             SCHEDULES AND EXHIBITS

Schedule C-1         Commitment Amounts
Schedule C-2         Form of Compliance Certificate
Schedule E-1         Existing Indebtedness
Schedule F-1         Form of Financial Covenant Compliance Certificate
Schedule P-1         Permitted Liens
Schedule R-1         Real Property Collateral/Current Appraisals/Etc.
Schedule S-1         Specified Local Collection Accounts
Schedule 2.2(d)      Letter of Credit Fees and Costs
Schedule 5.3(a)      Vehicles/Core Vehicles
Schedule 5.3(b)      Additional Vehicles
Schedule 5.8         Subsidiaries
Schedule 5.13        ERISA Benefit Plans
Schedule 5.14        Environmental
Schedule 6.4(e)      Form of Borrowing Base Certificate
Schedule 6.10        Current Insurance
Schedule 6.10(a)     SFHAs
Schedule 6.12        Location of Books and Records, Inventory and Equipment
Schedule 7.6(h)      Existing Guarantees
Schedule 7.12(j)     Existing Investments
Schedule 18.8        Form of Confidentiality Agreement

Exhibit A-1          Form of Assignment and Acceptance

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of May 14, 2003, among GREYHOUND LINES, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 15110 N. Dallas Parkway, Dallas, Texas 75248, on the one hand, and the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), and FOOTHILL CAPITAL CORPORATION, as agent ("Agent"), on the other hand.

         A. On October 24, 2000 Borrower, Agent, and Lenders entered into that certain Loan and Security Agreement (as subsequently amended prior to the date hereof, the "Original Loan Agreement").

         B. Borrower, Agent, and Lenders desire to amend the terms and provisions of the Original Loan Agreement, as provided herein.

         C. This Agreement shall amend, restate, and supersede the Original Loan Agreement in its entirety.

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                           "Account Debtor" means any Person who is or who may
become obligated under, with respect to, or on account of, an Account.

                           "Accounts" means all currently existing and hereafter
arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                           "Act" means all applicable present and future laws,
regulations, statutes, common law, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, concessions, franchises, and legally binding similar items of any federal, state, or local government, instrumentality, or body having jurisdiction over the Real Property and related to Hazardous Materials, as the same may be amended, modified, or supplemented from time to time.

                           "ADA" means the Americans with Disabilities Act, 42
U.S.C.Sections 12101, et. seq., and all applicable rules and regulations promulgated thereunder.

                           "Additional Documents" has the meaning set forth in
Section 4.4.

                           "Additional Vehicles" means any buses and motor
vehicles of Borrower, or any of its domestic Restricted Subsidiaries that is a Guarantor, that are (i) listed on Schedule 5.3(b) as being pledged on the Closing Date, (ii) acquired after the Closing Date and neither leased nor subject to a Lien in favor of a Person other than Agent, (iii) subject to a Permitted Lien as of the Closing Date, which Lien is subsequently released, or
(iv) leased as of the Closing Date and subsequently purchased.

                           "Adjusted Eurodollar Rate" means, with respect to
each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. "Reserve Percentage" means the then stated rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System (or any successor category of liabilities under Regulation D). The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

                           "Advances" has the meaning set forth in Section
2.1(a).

                           "Affiliate" of any specified Person means any other
Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

                           "Affiliate Transaction" has the meaning set forth in
Section 7.13.

                           "Agent" has the meaning set forth in the preamble
hereto.

                           "Agent Advance" has the meaning set forth in Section
2.1(h).

                           "Agent Loan" has the meaning set forth in Section
2.1(g).

                           "Agent Loan Availability" means, as of the date of
determination, the result (so long as such result is a positive number) of (a) $10,000,000, less (b) the then outstanding balance of Agent Loans.

                           "Agent-Related Persons" means Agent, together with
its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of Agent and such Affiliates.

                           "Agent's Account" has the meaning set forth in
Section 2.8.

                           "Agent's Fee Letter" means that certain letter
addressed to Agent by Borrower, dated as of October 24, 2000.

                           "Agreement" has the meaning set forth in the preamble
hereto.

                           "Asset Sale" means (a) the sale, lease, conveyance or
other disposition (a "disposition") by Borrower or its Restricted Subsidiaries of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of passenger tickets and inventory in the ordinary course of business (provided that the disposition of all or substantially all of the assets of Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 7.3 and not by the provisions of Section 7.4) and (b) the issue or sale by Borrower or any of its Restricted Subsidiaries of Equity Interests of any of Borrower's Subsidiaries, in the case of either clause (a) or
(b), whether in a single transaction or a series of related transactions (i) that have a fair market value in excess of $1,000,000 or (ii) for net proceeds in excess of $1,000,000. Notwithstanding the foregoing, (i) Borrower shall not dispose of more than 33 1/3% of its interest in any Wholly Owned Restricted Subsidiary except to another Wholly Owned Restricted Subsidiary and (ii) the following transactions will be deemed not to be Asset Sales, if conducted prior to the occurrence and continuation of an Event of Default: (A) a sale for fair market value of (x) Real Property not constituting Core Real Property Collateral, (y) obsolete or excess buses and motor vehicles that are not Vehicles or (z) obsolete or excess buses and motor vehicles that are Additional Vehicles; (B) a disposition of assets by Borrower to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to Borrower or to another Wholly Owned Restricted Subsidiary; (C) a disposition of Equity Interests in a Wholly Owned Restricted Subsidiary to Borrower or to another Wholly Owned Restricted Subsidiary, (D) a sale-leaseback transaction, where the sale is for fair market value, involving (x) buses and motor vehicles that are not Vehicles
(y) buses and motor vehicles that are Additional Vehicles or (z) Real Property not constituting Core Real Property Collateral, within 365 days of the acquisition of such buses or Real Property by Borrower or any of its Restricted Subsidiaries; (E) a disposition of assets for fair market value by Borrower or any of its Restricted Subsidiaries to a Person that is an Affiliate of Borrower or such Restricted Subsidiary and is engaged in the passenger transportation business (or a business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors), which Person is an Affiliate solely because Borrower or such Restricted Subsidiary has an Investment in such Person, provided, that such transaction complies with Section 7.13; and (F) any customary pooling, interline, intermodal or other similar arrangement with another Person engaged in the passenger transportation business (including, without limitation, related dispositions of buses, terminal space and other assets).

                           "Assignee" has the meaning set forth in Section 15.1.

                           "Assignment and Acceptance" has the meaning set forth
in Section 15.1(a) and shall be in the form of Exhibit A-1.

                           "Authorized Person" means any officer or other
employee of Borrower.

                           "Availability" means, as of the date of
determination, the result (so long as such result is a positive number) of (a) the lesser of the Borrowing Base or the Maximum Revolving Amount, less (b) the Revolving Facility Usage.

                           "Average Unused Portion of Maximum Revolving Amount"
means, as of any date of determination, (a) the Maximum Revolving Amount, less
(b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                           "Bank" means Wells Fargo Bank, National Association,
or any successor thereto.

                           "Bankruptcy Code" means the United States Bankruptcy
Code (11 U.S.C.Section 101 et seq.), as amended, and any successor statute.

                           "Base Rate" means, the rate of interest announced by
Bank at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and does not necessarily represent the lowest or best rate actually charged to a customer by Bank.

                           "Base Rate Loans" means any loan or Advance (or any
portion thereof) made pursuant to Section 2.1 during any period when interest on such loan or Advance (or portion thereof) is payable based on the Base Rate.

                           "Base Rate Margin" means 1.50% per annum.

                           "Benefit Plan" means a "defined benefit plan" (as
defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years and which is subject to Section 413 of the IRC and Section 302 of ERISA.

                           "Board of Directors" means the Board of Directors of
Borrower or any authorized committee of such Board of Directors.

                           "Borrower" has the meaning set forth in the preamble
to this Agreement.

                           "Borrower's Books" means all of Borrower's presently
existing and hereafter existing books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                           "Borrowing" means a borrowing hereunder consisting of
Advances made on the same day by the Lenders, or by Agent in the case of an Agent Loan or an Agent Advance.

                           "Borrowing Base" has the meaning set forth in Section
2.1(a).

                           "Business Day" means any day that is not a Saturday,
Sunday, or other day on which national banks are authorized or required to close, and, if the applicable Business

Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the London interbank market.

                           "Capital Expenditure" means, without duplication,
expenditures (including, without limitation, Capital Lease Obligations and purchase money Indebtedness in the year in which created but excluding payments made thereon) of Borrower and its Restricted Subsidiaries in respect of the purchase or other acquisition of fixed or capital assets (excluding (i) capital expenditures for buses and other motor vehicles and (ii) purchases of all or substantially all of the assets of a Person by Borrower or a Restricted Subsidiary).

                           "Capital Lease Obligation" means, at the time any
determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP; provided, however capital leases of buses and other motor vehicles shall be excluded from this definition.

                           "Capital Stock" means (a) in the case of a
corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

                           "Cash Equivalents" means (a) United States dollars,
(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within six months after the date of acquisition and (e) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (d).

                           "Change of Control" shall be deemed to have occurred
at such time after the Closing Date as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than Laidlaw or a wholly owned Subsidiary of Laidlaw becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors; provided, however, that a change in the ownership of Laidlaw, shall not constitute a Change of Control.

                           "Closing Date" means the date of the making of the
initial Advance hereunder.

                           "Code" means the California Uniform Commercial Code,
as in effect from time to time.

                           "Collateral" means each of the following:

                           (a)      the Accounts,

                           (b)      Borrower's Books,

                           (c)      the Equipment,

                           (d)      the General Intangibles,

                           (e)      the Inventory,

                           (f)      the Negotiable Collateral,

                           (g)      the Real Property Collateral,

                           (h)      the Vehicles and any parts therefor;

                           (i)      any money, or other assets of Borrower that
now or hereafter come into the possession, custody, or control of the Lender Group, and

                           (j)      the proceeds and products, whether tangible
or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property Collateral, Vehicles, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof. Collateral does not include buses or motor vehicles that are not Vehicles or Real Property which is not Real Property Collateral.

                           "Collateral Access Agreement" means a landlord
waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral other than any Person having possession of any Collateral which is in-transit or out for repair, in each case, in form and substance satisfactory to Agent.

                           "Collateral Agency Agreement" means that certain
Collateral Agency Agreement, dated as of October 17, 2000, between Lexis Document Services, Inc., and Agent and acknowledged by Borrower and the Guarantors, and any extension, amendment, restatement or replacement thereof.

                           "Collections" means all cash, checks, notes,
instruments, and other items of payment (including, insurance proceeds, proceeds of sales, rental proceeds, and tax refunds).

                           "Commitment" means, at any time with respect to a
Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 15.1 and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.

                           "Common Stock" means the common stock of Borrower,
par value $0.01 per share.

                           "Compliance Certificate" means a certificate
substantially in the form of Schedule C-2 and delivered by the Chief Financial Officer of Borrower to Agent.

                           "Consolidated Cash Flow" means, with respect to any
Person for any period, the Consolidated Net Income of such Person for such period reduced by cash payments under Borrower's pension plans, net of any payments made by Laidlaw or one of its Affiliates other than Borrower or one of its Subsidiaries, plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period, (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale,
(b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, (c) Consolidated Interest Expense, (d) pension expense of Borrower, (e) any write down of fixed assets or goodwill as a result of an impairment of the value of such fixed assets or goodwill that requires a write down in accordance with GAAP, and (f) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries, in each case, on a consolidated basis and determined in accordance with GAAP.

                           "Consolidated Interest Coverage Ratio" means with
respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period: (a) any incurrence, assumption, guarantee, or redemption by Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than the Obligations) subsequent to the commencement of the four quarter period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"); (b) any Permitted Investment, or any Restricted Payment permitted to be made under Section 7.10, that has been made by Borrower or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (in which case, for purposes of this definition, Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income); and (c) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time; provided further, however, that (i) the Consolidated Cash Flow attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded and (ii) the Consolidated Interest Expense attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

                           "Consolidated Interest Expense" means, with respect
to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, and net payments (if any) pursuant to Hedging Obligations) and (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

                           "Consolidated Net Income" means, with respect to any
Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

                           "Control Agreement" means a control agreement, in
form and substance satisfactory to Agent, executed and delivered by Borrower, Agent, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a deposit account.

                           "Convertible Debentures" shall mean the debentures
issued pursuant to that certain Indenture dated as of April 10, 1992 by and between Borrower and State Street Bank and Trust Company (as successor-in-interest to The Connecticut National Bank), as the same has been amended or supplemented from time to time.

                           "Core Real Property Collateral" means each parcel of
the Real Property Collateral that is so designated on Schedule R-1, and for which each of the following exists: (1) a Current Appraisal containing a Fair Market Value and a Quick Sale Value, (2) a duly executed Mortgage, (3) a mortgagee title insurance policy or endorsement (or marked commitment to issue the same) issued by Chicago Title (each a "Mortgage Policy" and, collectively, the

"Mortgage Policies") in an amount satisfactory to Agent (but not to exceed the Fair Market Value of such parcel) assuring Agent that the Mortgage on such Core Real Property Collateral is a valid and enforceable first priority mortgage Lien, free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policy shall otherwise be in form and substance satisfactory to Agent, and (4) a Phase-I (and, where reasonably required by Agent, a Phase II) environmental report, with the environmental consultants retained for such report, the scope of the report, and the results thereof being reasonably acceptable to Agent; provided, however, that the failure of Borrower to provide any of the foregoing items in clauses (1) through (4) for any such parcel identified as Core Real Property Collateral shall not prevent the funding of the Advances under Section 2.1 (a)(y), but until such failure is corrected such parcel shall not be included in calculating the Borrowing Base.

                           "Core Vehicles" means Vehicles for which each of the
following exists: (a) a Wholesale Value; and (b) a certificate of title (or the relevant applications therefor, duly completed and executed by Borrower or the appropriate Restricted Subsidiary, as the case may be), in the possession of Agent, properly reflecting Agent's first priority Lien on behalf of the Lender Group, each of the foregoing of which shall be reasonably satisfactory to Agent; provided, however, that Agent may, in its discretion, decline to include as a Core Vehicle any Vehicle owned by a Restricted Subsidiary that was not a Core Vehicle as of the Closing Date.

                           "Current Appraisal" means: (a) with respect to
Vehicles, an appraisal by Motor Coach Industries or another appraisal firm reasonably acceptable to Agent and Borrower, which appraisal shall be in form and substance reasonably satisfactory to Agent. As of the Closing Date the Current Appraisal for Vehicles is the updated desk top appraisal dated October 2002, by Motor Coach Industries. Upon completion of any new appraisal of Vehicles pursuant to the terms of Section 6.18, such new appraisal shall be deemed the Current Appraisal hereunder; and (b) with respect to any parcel of Core Real Property Collateral, a FIRREA appraisal by Appraisal Associates and Phillip Mushinski or another appraisal firm reasonably acceptable to the Agent, in form and substance reasonably satisfactory to the Agent. As of the Closing Date the Current Appraisals for Core Real Property Collateral are indicated on Schedule R-1. Upon completion of any new appraisal of any Core Real Property Collateral pursuant to the terms of Section 6.18, such new appraisal shall be deemed the Current Appraisal for the subject parcel of Core Real Property Collateral.

                           "Daily Balance" means the amount of an Obligation
owed at the end of a given day.

                           "Default" means an event, condition, or default under
Section 8 that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                           "Defaulting Lender" has the meaning set forth in
Section 2.1 (f)(ii).

                           "Defaulting Lenders Rate" means the Base Rate for the
first three days from and after the date the relevant payment is due and thereafter at the interest rate then applicable to Base Rate Loans.

                           "Designated Account" means account number 5800271388
of Borrower maintained with the Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Agent.

                           "Designated Account Bank" means LaSalle National
Bank, whose office is located at 135 S. LaSalle Street, Chicago, Illinois 60603 and whose ABA number is 071000505, or such other bank as Borrower shall designate from time to time and which is reasonably acceptable to Agent.

                           "Designated Payables" has the meaning set forth in
Section 6.2.

                           "Disqualified Stock" means any Capital Stock that, by
its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by Borrower with the provisions of Section 7.4.

                           "Dollars or $" means United States dollars.

                           "Eligible Transferee" means (a) a commercial bank
organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank; provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance or other financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of an existing Lender, and (e) any other Person approved by Agent and Borrower.

                           "Equipment" means all of Borrower's present and
hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, tools, parts, dies, jigs, goods (other than Vehicles, buses, motor vehicles, consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located; provided, however, "Equipment" shall not include any fixture located on any real estate other than the Real Property Collateral, or any parts of buses, Vehicles or motor vehicles.

                           "Equity Interests" means Capital Stock and all
warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

                           "ERISA" means the Employee Retirement Income Security
Act of 1974, 29 U.S.C.Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                           "ERISA Affiliate" means (a) any Subsidiary of
Borrower subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of
Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                           "ERISA Event" means (a) for the six year period
immediately preceding the Closing Date, a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                           "Eurodollar Rate" means, with respect to the Interest
Period for a Eurodollar Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the next 1/16%) notified to Agent by Bank as the rate of interest at which United States dollar deposits would be offered to Bank by major banks in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Agent) on or about 11:00 a.m. (California time) two Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

                           "Eurodollar Rate Loans" means any loan or Advance (or
any portion thereof) made pursuant to Section 2.1 during any period when interest on such loan or Advance (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

                           "Eurodollar Rate Margin" means 3.50% per annum.

                           "Event of Default" has the meaning set forth in
Section 8.

                           "Exchange Debentures" means the 8 1/2% Convertible
Subordinated Debentures due 2009 as provided for in the Indenture dated April 16, 1997 between Borrower and U.S. Trust of Texas, N.A.

                           "Excluded Account" means (i) with respect to
Securities Accounts, any one or more Securities Accounts having funds on deposit therein or assets credited thereto in an aggregate amount for all such Securities Accounts not to exceed $2,500,000 through and including September 30, 2003, and $1,000,000 thereafter, (ii) with respect to any deposit account (other than Specified Local Collection Accounts), any one or more deposit accounts having funds on deposit therein in an aggregate amount for all such deposit accounts not to exceed $5,000,000 and (iii) any Pledged Investment Account.

                           "Existing Indebtedness" means Indebtedness of
Borrower and its Restricted Subsidiaries (other than Indebtedness hereunder) in existence on the date hereof, as set forth on Schedule E-1, until such amounts are repaid.

                           "Existing Unrestricted Subsidiaries" means American
Bus Sales Associates, Inc., Americanos U.S.A., L.L.C., Autobuses Amigos, L.L.C., and Wilmington Union Bus Station Corporation.

                           "Fair Market Value" means, (i) with respect to a
parcel of Core Real Property Collateral, the fair market value thereof as set forth in the Current Appraisal thereof, and (ii) with respect to each share of Common Stock, the closing price of a share of Common Stock on the principal securities exchange on which the Common Stock is traded on the first trading day preceding the announcement of the transaction pursuant to which such shares of Common Stock were issued, or, if the Common Stock is not then traded on a securities exchange, the fair market value of each share of Common Stock.

                           "Financial Covenant Compliance Certificate" means a
certificate substantially in the form of Schedule F-1, and delivered by the Chief Financial Officer of Borrower to Agent.

                           "FEIN" means Federal Employer Identification Number.

                           "Foothill" means Foothill Capital Corporation, a
California corporation.

                           "Funding Date" means the date on which a Borrowing
occurs.

                           "GAAP" means generally accepted accounting principles
set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

                           "General Intangibles" means all of Borrower's present
and future general intangibles (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral; provided, however, that "General Intangibles" shall not include any property (including any self-insurance reserve or deposit of Borrower or any of its Affiliates) or contract right the granting of a security interest in which would be prohibited by law or contract or any leases of buses or motor vehicles which are not Vehicles.

                           "Governing Documents" means the certificate or
articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                           "Governmental Authority" means any federal, state,
local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                           "Guarantor" means any Person who now or in the future
enters into a Guaranty.

                           "Guaranty" means any continuing guaranty of the
Obligations entered into now or in the future in favor of the Lender Group.

                           "Hazardous Materials" means (a) substances that are
defined or listed in, or otherwise classified by any Governmental Authority having jurisdiction over environmental protection and the Real Property as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                           "Hedging Obligations" means, with respect to any
Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements, and interest rate collar agreements, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) any commodity futures contract, commodity option or similar agreement or arrangement designed to protect such Person against fluctuations in the price of commodities used in the ordinary course of business of such Person.

                           "Indebtedness" means, with respect to any Person, any
indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness. Whenever the term "Indebtedness" is used with respect to Borrower and its Subsidiaries, it shall mean without duplication. For purposes of this definition, obligations owing under the Intercompany Agreement shall not constitute Indebtedness of Borrower.

                           "Indemnified Liabilities" has the meaning set forth
in Section 11.3.

                           "Indemnified Person" has the meaning set forth in
Section 11.3.

                           "Indenture" means that certain Indenture, dated as of
April 16, 1997, among Borrower and certain guarantors, on the one hand and Chase Manhattan Trust Company, N.A., (successor-in-interest to PNC Bank, National Association), as trustee, on the other hand, as amended or supplemented from time to time.

                           "Insolvency Proceeding" means any proceeding
commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                           "Intangible Assets" means, with respect to any
Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                           "Intellectual Property Security Agreement" means that
certain Intellectual Property Security Agreement of even date herewith between Borrower and Agent.

                           "Intercompany Agreement" means that certain
Intercompany Agreement, dated as of October 24, 2000, among Borrower and the Laidlaw Companies, as amended, restated, replaced or refinanced from time to time.

                           "Interest Period" means, for any Eurodollar Rate
Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Base Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date one or three months thereafter, as selected by Borrower and notified to the Agent pursuant to Section 2.1(d), and as further provided in Section 2.13(a).

                           "Inventory" means all present and future inventory in
which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

                           "Investments" means, with respect to any Person, all
investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel, and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Borrower or any Restricted Subsidiary of Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Borrower, Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary sold or disposed of in an amount determined as provided in Section 7.12.

                           "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                           "Issuer" means Bank or such other financial
institution that is a member of the Lender Group as Agent shall designate, with the consent of the Borrower, as issuer of letters of credit as contemplated under Section 2.2; provided, however, that in the event that neither Bank nor a Lender acceptable to the Borrower is willing to issue letters of credit to Borrower as contemplated by Section 2.2, then Borrower shall have the right to select as the Issuer such other Person as Borrower determines in its sole discretion (which may or may not be a member of the Lender Group), with the letters of credit issued by such replacement Issuer being entitled to the benefit of the L/C Guaranties.

                           "Laidlaw" means Laidlaw Inc.

                           "Laidlaw Companies" means LTI, Laidlaw, or any of
their Affiliates.

                           "L/C" has the meaning set forth in Section 2.2(a).

                           "L/C Guaranty" has the meaning set forth in Section
2.2(a).

                           "Lender" and "Lenders" have the respective meanings
set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.1.

                           "Lender Group" means, individually and collectively,
each of the individual Lenders and the Agent.

                           "Lender Group Expenses" means all: costs or expenses
(including stamp and other similar taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by the Lender Group; fees or charges paid or incurred by the Agent in connection with the Agent's transactions with Borrower, including, fees or charges for public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), fees and charges of the vehicle collateral agent under any Collateral Agency Agreement, filing, recording, publication, appraisal (including the Current Appraisals and any other periodic Personal Property Collateral or Real Property Collateral appraisals permitted hereunder), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Agent resulting from the dishonor of checks; costs and expenses paid or incurred by Agent to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or the Real Property Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by the Agent in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by the Agent in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents; the Agent's attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or concerning (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any Guarantor) the Loan Documents, irrespective of whether suit is brought; provided, however, that such attorneys fees and expenses shall be limited to attorneys fees and expenses of one lead law firm for the Agent and one local counsel in each jurisdiction in which any tangible Collateral (or tangible assets of a Restricted Subsidiary that is a Guarantor) may be located or title therefor registered, where Borrower or any Restricted Subsidiary that is a Guarantor may be incorporated or have their chief executive office located, or where any Insolvency Proceeding concerning Borrower or any Restricted Subsidiaries may be commenced; and, where the rights of an individual member of the Lender Group would be materially prejudiced by any representation by counsel to the Agent due to a unique position or defense not available to the other members of the Lender Group, such Lender's fees and expenses (including attorneys fees) incurred in terminating, enforcing, or defending the Loan Documents against the Borrower or any Guarantor (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any Guarantor), irrespective of whether suit is brought.

                           "Letter of Credit" means an L/C or an L/C Guaranty,
as the context requires.

                           "Lien" means with respect to any asset of Borrower or
its Restricted Subsidiaries, any mortgage, deed in trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement to perfect a security interest granted in any such asset under the Uniform Commercial Code (or equivalent statute of any jurisdiction)).

                           "Limited Recourse Debt" means Indebtedness of a
Subsidiary (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (ii) constitutes the lender, except, in the case of clauses (i) and (ii), to the extent permitted by Sections 7.1 and 7.10, (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Borrower or any of its Restricted Subsidiaries having an aggregate principal amount of $10,000,000 or more to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries, except to the extent of any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in accordance with clause (a)(i) above.

                           "Loan Account" has the meaning set forth in Section
2.11.

                           "Loan Documents" means this Agreement, the Letters of
Credit, the Lockbox Agreements, the Mortgages, the Collateral Agency Agreement, the Stock Pledge, the Intellectual Property Security Agreement, the Subsidiary Guaranties, the Subsidiary Security Agreements, the Agent's Fee Letter, any note or notes executed by Borrower and payable to the Lender Group, and any other agreement entered into, by Borrower or any Guarantor, on the one hand, and Agent or the Lender Group, on the other hand, now existing or arising in the future, in connection with this Agreement.

                           "Lockbox Account" shall mean a depositary account
established pursuant to one of the Lockbox Agreements.

                           "Lockbox Agreements" means those certain lockbox
operating procedural agreements and those certain depository account agreements, in form and substance satisfactory to Agent, each of which is among Borrower, Agent, and one of the Lockbox Banks.

                           "Lockbox Banks" means Bank, LaSalle National Bank, or
any other financial institution mutually acceptable to Borrower and Agent.

                           "Lockboxes" has the meaning set forth in Section 2.8.

                           "LTI" means Laidlaw Transportation, Inc.

                           "Losses" shall mean any and all losses, liabilities,
contingent liabilities, damages, obligations, claims, contingent claims, actions, suits, proceedings, disbursements, penalties, costs, and expenses (including, without limitation, Lender Group Expenses), whether or not an action or proceeding is commenced or threatened.

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                           "Material Adverse Change" means (a) a material
adverse change in, or an event having a material adverse effect on, the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral or the Subsidiary Collateral, (c) a material adverse effect on the value of the Collateral or the Subsidiary Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or Subsidiary Collateral as determined by the Current Appraisals or by material variations in the subsequent sales price of Vehicles (other than material variations of the sales price resulting from a casualty) from the values therefor set forth in the Current Appraisal, or (d) a material impairment of the priority of the Lender Group's Liens with respect to the Collateral or the Subsidiary Collateral. Notwithstanding the foregoing, no Material Adverse Change shall be deemed to occur solely as a result of any event arising out of the liability of Borrower to make increased Plan contributions (not to exceed $30,000,000) as a result of a Requirement of Law.

                           "Maturity Date" has the meaning set forth in Section
3.4.

                           "Maximum Real Estate Amount" means $35,000,000.

                           "Maximum Revolving Amount" means $125,000,000.

                           "Mortgagee Policy" has the meaning set forth in the
definition of Real Property Collateral.

                           "Mortgages" means one or more mortgages, deeds of
trust, or deeds to secure debt, or (at the Agent's option) amendments to existing mortgages, deeds of trust, or deeds to secure debt, executed by Borrower in favor of Agent for the benefit of the Lender Group, the form and substance of which shall be reasonably satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

                           "Multiemployer Plan" means a "multiemployer plan" (as
defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                           "Negotiable Collateral" means all of Borrower's
present and future letters of credit, notes, drafts, instruments, investment property, security entitlements, securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), and chattel paper; provided, however, that (a) "Negotiable Collateral" shall not include any securities evidencing Borrower's ownership interest in entities that are not Restricted Subsidiaries, to the extent that the granting of a security interest in such securities is prohibited by contract, and (b) in the case of voting securities evidencing Borrower's ownership interest in any Subsidiary that is not organized under the laws of the United States, or any state, territory or political subdivision thereof, "Negotiable Collateral" shall be limited to 65% of such voting securities.

                           "Net Income" means, with respect to any Person, the
net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

                           "Net Proceeds" means the aggregate cash proceeds
received by Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than under this Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reserved or the amount returned to Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

                           "Nominee" has the meaning set forth in Section
17.11(c).

                           "Non-Consenting Lender" has the meaning set forth in
Section 2.18.

                           "Non-Excluded Taxes" has the meaning set forth in
Section 2.16.

                           "Obligations" means all loans, Advances, debts,
principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit (including amounts reimbursed to Issuer as referenced in Section 2.2(a)(iii)(y)), premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to the Lender Group of any kind and description pursuant to or evidenced by the Loan Documents, due or to become due, absolute or contingent, and further including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

                           "Original Loan Agreement" has the meaning set forth
in the recitals hereto.

                           "Originating Lender" has the meaning set forth in
Section 15.1(e).

                           "Overadvance" has the meaning set forth in Section
2.6.

                           "Participant" has the meaning set forth in Section
15.1(e).

                           "PBGC" means the Pension Benefit Guaranty Corporation
as defined in Title IV of ERISA, or any successor thereto.

                           "Permitted Investment" means any Investment permitted
under Section 7.12.

                           "Permitted Liens" means: (a) Liens held by the Lender
Group; (b) Liens for taxes that are either (i) not yet due and payable or (ii) subject to a Permitted Protest; (c) Liens set forth on Schedule P-1; (d) (i) the interests of lessors under operating leases, or (ii) purchase money security interests and Liens of lessors under capitalized leases unless the acquisition or lease of the underlying asset would violate Section 7.20, and so long as the Lien only attaches to the asset being purchased or acquired and only secures the purchase price of such asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances or title defects that do not materially interfere with the use or value of the property subject thereto; (f) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property Collateral, as acceptable to Agent; (g) Liens (other than any Lien imposed by ERISA) in respect of property or assets of Borrower or its Restricted Subsidiaries imposed by law which were incurred in the ordinary course of business and which do not secure Indebtedness, such as carriers', warehousemen's, materialmen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Borrower or its Restricted Subsidiaries or (y) which are subject to a Permitted Protest; (h) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of Borrower or a Restricted Subsidiary in connection with (x) workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance of tenders, insurance policies, statutory obligations, customs bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of borrowed money) or
(z) surety, stay, appeal or judgments bonds, provided that the aggregate amount of cash and the fair market value of the property encumbered by Liens described in this clause (z) shall not exceed $7,000,000 (exclusive of any Liens that are secured by a Letter of Credit); (i) licenses, leases or subleases granted to third Persons not materially interfering with the ordinary course of business of Borrower or a Restricted Subsidiary; (j) Liens arising from precautionary UCC (or other similar recording or notice statutes) financing statement filings regarding operating leases or consignment arrangements permitted pursuant to this Agreement; (k) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; (l) any interest or title of a lessor, sublessor, or licensor under any lease or license agreement permitted by this Agreement; (m) Liens on the assets or property of Borrower or a Restricted Subsidiary existing prior to the time such assets were acquired by Borrower or a Restricted Subsidiary and not incurred as a result of (or in connection with or in anticipation of) such acquisition; provided that such Liens do not extend to or cover any property or assets of Borrower other than the property or assets so acquired; (n) Liens of a banking institution encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within general parameters customary within the banking industry; (o) Liens in favor of Borrower and its Restricted Subsidiaries; (p) Liens on property of a Person existing at the time such Person is merged into or consolidated with Borrower or any Restricted Subsidiary of Borrower; and (q) Liens not otherwise permitted hereunder which secure obligations not exceeding $3,000,000 in the aggregate at any one time outstanding.

                           "Permitted Protest" means the right of Borrower or a
Restricted Subsidiary to contest or protest any Lien (other than any such Lien that secures the Obligations), tax, or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in accordance with GAAP, (b) any such contest or protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Agent is reasonably satisfied that, while any such contest or protest is pending, there will not be any material impairment of the enforceability, validity, or priority of any of the Liens of the Agent for the benefit of the Lender Group in and to the Collateral, or a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower.

                           "Permitted Refinancing Indebtedness" means any
Indebtedness of Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness permitted hereunder (other than the Obligations) of Borrower and its Restricted Subsidiaries, provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) such Permitted Refinancing Indebtedness is otherwise on terms and conditions, taken as a whole, no less favorable to Borrower or such Restricted Subsidiary, as the case may be, as reasonably determined by Agent, than the terms and conditions of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (d) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lender Group as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (e) such Indebtedness is incurred either by Borrower or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted

Subsidiary may guarantee Permitted Refinancing Indebtedness incurred by Borrower, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations, such guarantee shall be subordinated to such Restricted Subsidiary's Guaranty to at least the same extent.

                           "Person" means and includes natural persons,
corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                           "Personal Property Collateral" means all Collateral
other than the Real Property Collateral.

                           "Plan" means any employee benefit plan, program, or
arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                           "Pledged Investment Account" means any Securities
Account or deposit account in which the sole asset on deposit therein or credited thereto represents or secures a Permitted Lien of the type described in paragraph (h), (k), (m), (p) or (q) of the definition thereof, or designated as securing a lease as provided on Schedule P-1 hereto.

                           "Post Foreclosure Property" has the meaning set forth
in Section 17.11(c).

                           "Preferred Stock" means the Borrower's 8 1/2%
Convertible Exchangeable Preferred Stock and such other preferred stock as Borrower shall issue and which is not classified as Indebtedness in accordance with GAAP.

                           "Productive Assets" means assets (other than assets
that would be classified as current assets in accordance with GAAP) of the kind used or usable by Borrower or its Restricted Subsidiaries in the passenger transportation business (or any business that is reasonably complementary or related thereto as determined in good faith by the Board of Directors).

                           "Program" has the meaning set forth in Section 6.10.

                           "Pro-Rata Share" means, with respect to a Lender, a
fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the aggregate amount of the Commitments.

                           "Qualified Cash" means, as of any date of
determination, cash or Cash Equivalents in the Lockbox Accounts or in a deposit account or a Securities Account maintained in the United States and subject to a Control Agreement.

                           "Quick Sale Value" means, with respect to a parcel of
Core Real Property Collateral, the quick sale value thereof as set forth in the Current Appraisal thereof.

                           "Real Property" means any estates or interests in
real property now owned or hereafter acquired by Borrower.

                           "Real Property Collateral" means the parcel or
parcels of Real Property, and the related improvements thereto, now or in the future identified on Schedule R-1.

                           "Recipient" has the meaning set forth in Section
18.8.

                           "Register" has the meaning set forth in Section 15.3.

                           "Remediate" and "Remediation" includes but is not
limited to the investigation of the environmental condition of the Real Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, abatement, removal, remediation, containment, operation and maintenance, monitoring or restoration work, whether on or off of the Real Property, which is required by applicable laws or regulations establishing legally binding standards or obligations with respect to the environment.

                           "Reportable Event" means any of the events described
in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                           "Reports" has the meaning set forth in Section 17.16
(a).

                           "Required Lenders" means, at any time, Lenders whose
Pro-Rata Shares aggregate 51% or more of the Commitments, or if the Commitments have been terminated, Lenders who have at least 51% of the aggregate unpaid principal amount of the Obligations outstanding.

                           "Requirement of Law" means, as to any Person: all (a)
(i) statutes and regulations and (ii) court orders and injunctions, arbitrators's decisions, and/or similar rulings, in each instance by any Governmental Authority, or other body which has jurisdiction over such Person, or any property of such Person, or of any other Person whose conduct such Person would be responsible; and (b) that Person's organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

                           "Restricted Investment" means an Investment other
than a Permitted Investment.

                           "Restricted Payment" has the meaning set forth in
Section 7.10.

                           "Restricted Subsidiary" of a Person means any
Subsidiary of such Person that is not an Unrestricted Subsidiary. The Board of Directors may, with the consent of Agent (which shall not be unreasonably withheld), designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or an Event of Default. For purposes of making such designation, all outstanding Investments by Borrower and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

                           "Retiree Health Plan" means an "employee welfare
benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                           "Revolving Facility Usage" means, as of any date of
determination, the aggregate amount of Advances (including Agent Advances and Agent Loans) and undrawn or unreimbursed (by Borrower) Letters of Credit outstanding.

                           "Securities Account" means a "securities account" as
that term is defined in the Code.

                           "Senior Notes" means any of the Series A and Series B
11-1/2% Senior Notes Due 2007 issued by Borrower pursuant to the Indenture.

                           "Settlement" has the meaning set forth in Section
2.1(i)(i).

                           "Settlement Date" has the meaning set forth in
Section 2.1(i)(i).

                           "SFHA" has the meaning set forth in Section 6.10.

                           "Solvent" means, with respect to any Person on a
particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                           "Specified Local Collection Accounts" means the
deposit accounts specified on Schedule S-1, in which Borrower collects certain of its Collections prior to their being forwarded to a Lockbox Account.

                           "Stock Pledge" means the Security Agreement-Stock
Pledge, of even date herewith, between Borrower and Agent.

                           "Subsidiary" means, with respect to any Person, (a)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                           "Subsidiary Collateral" means the real or personal
property assets of a domestic Restricted Subsidiary subject to the Lien of Agent on behalf of the Lender Group pursuant to a Subsidiary Security Agreement.

                           "Subsidiary Guaranty" means a Guaranty executed by a
domestic Restricted Subsidiary of Borrower.

                           "Subsidiary Security Agreement" means those certain
security agreements, stock pledges, intellectual property security agreements, mortgages or deeds of trust (or similar documents) pursuant to which Agent, on behalf of the Lender Group, obtains a Lien on Subsidiary Collateral.

                           "Total Indebtedness" means, with respect to any
Person, the Indebtedness of such Person and its Restricted Subsidiaries.

                           "Unrestricted Subsidiary" means on the Closing Date
the Existing Unrestricted Subsidiaries, and thereafter shall also include any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that the Agent approves such designation (which shall not be unreasonably withheld) and such Subsidiary (a) has no Indebtedness other than Limited-Recourse Debt, (b) is not party to any agreement, contract, arrangement, or understanding with Borrower or any Restricted Subsidiary of Borrower unless the terms of any such agreement, contract, arrangement or understanding do not violate Section 7.13, (c) is a Person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, and (d) has at least one director on its board of directors that is not a director or executive officer of Borrower or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Borrower or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to Agent by filing with Agent a certified copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Borrower as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.1, Borrower shall be in default of such covenant).

The Board of Directors of Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (A) such Indebtedness is permitted under Section 7.1, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (B) no Default or Event of Default would be in existence following such designation, and (C) such Restricted Subsidiary, if domestic, executes a Guaranty and any Subsidiary Security Agreements reasonably required by Agent, in substantially the same form as those executed on the Closing Date.

                           "Vehicles" means all of the presently existing buses
and motor vehicles of Borrower, or any of its domestic Restricted Subsidiaries that is a Guarantor, set forth on Schedule 5.3(a), and any Additional Vehicles.

                           "Voidable Transfer" has the meaning set forth in
Section 18.6.

                           "Weighted Average Life to Maturity" means, when
applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

                           "Wholesale Value" means, with respect to (a) any
Vehicle (other than an Additional Vehicle), the wholesale value thereof as set forth in the Current Appraisal thereof, and (b) any Additional Vehicle (i) until such time as the next Current Appraisal shall occur, (X) the wholesale value, as set forth in the then Current Appraisal, of a Vehicle having a comparable make, model, and year to such Additional Vehicle or (Y) if an amount cannot be determined pursuant to clause (X) because there are no comparable makes, models or years, an amount equal to 90% of the invoice price for such Additional Vehicle, if any, so long as such Additional Vehicle was acquired within 180 days of the date of determination of value under this definition and (ii) from and after the date of the next Current Appraisal, the wholesale value thereof as set forth in the Current Appraisal thereof.

                           "Wholly Owned Restricted Subsidiary" of any Person
means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                  1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis (but excluding any Unrestricted Subsidiaries) unless the context clearly requires otherwise.

                  1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                  1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the requisite members of the Lender Group. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, restatements, substitutions, and supplements, thereto and thereof, as applicable.

                  1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

         2.       LOAN AND TERMS OF PAYMENT.

                  2.1      REVOLVING ADVANCES.

                           (a)      Subject to the terms and conditions of this
Agreement, each Lender agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro-Rata Share of an amount equal to the lesser of (i) the Maximum Revolving Amount less the aggregate amount of all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base less the aggregate amount of all undrawn or unreimbursed Letters of Credit. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of:

                                    (x)      80% of the Wholesale Value of Core
                  Vehicles; plus

                                    (y)      the least of (i) 65% of the Quick
                  Sale Value of Core Real Property Collateral, (ii) 45% of the total amount available under clause 2.1(a)(x) above, and (iii) the Maximum Real Estate Amount; minus

                                    (z)      the aggregate amount of reserves,
                  if any, established by Agent under Sections 2.1(b) or 10.

                           (b)      Anything to the contrary in Section 2.1(a)
above notwithstanding, Agent may create reserves against the Borrowing Base without declaring an Event of Default: (i) if it determines that there has occurred a material uninsured loss or condemnation respecting Core Real Property Collateral (which loss or condemnation is not reflected in the Current Appraisal); (ii) if it determines that there has occurred a breach of Borrower's obligations under Section 6.18; or (iii) respecting tires and potential remediation or other environmental issues concerning Core Real Property Collateral.

                           (c)      Amounts borrowed pursuant to this Section
2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                           (d)      Procedure for Borrowing. Each Borrowing
shall be made upon Borrower's request (pursuant to the terms of Section 2.10), which request shall be irrevocable except as set forth in Section 2.13, specifying (i) the amount of the Borrowing; (ii) the requested Funding Date;
(iii) whether the Borrowing is to consist of Eurodollar Rate Loans or Base Rate Loans; and (iv) if such Borrowing is to consist of Eurodollar Rate Loans, the requested Interest Period. If the Borrowing is to consist of Eurodollar Rate Loans, such request must be delivered to Agent no later than 11:00 a.m. (California time) two Business Days prior to the requested Funding Date. If the Borrowing is to consist of Base Rate Loans, such request must be delivered to Agent no later than 11:00 a.m. (California time) one Business Day prior to the requested Funding Date; provided, however, that if the amount of such requested Borrowing consisting of Base Rate Loans is not greater than the Agent Loan Availability at such time, then such request may be made no later than 11:00 a.m. (California time) on the requested Funding Date.

                           (e)      Agent's Election. Promptly after receipt of
a request for a Borrowing that is to consist of Base Rate Loans in an aggregate amount that is less than the Agent Loan Availability at such time, and if such notice is received at least one Business Day before the requested Funding Date, then the Agent shall elect, in its discretion, (i) to have the terms of Section 2.1(f) apply to such requested Borrowing, or (ii) to make an Agent Loan pursuant to the terms of Section 2.1(g) in the amount of the requested Borrowing. Any requested Borrowing consisting of Base Rate Loans where the notice is received on the same day as the proposed Funding Date and the requested amount thereof is not greater than the Agent Loan Availability shall be made as an Agent Loan pursuant to the terms of Section 2.1(g). In any other case, upon the receipt of a timely request for a Borrowing as set forth in Section 2.1(d), Agent shall have the terms of Section 2.1(f) apply to such requested Borrowing.

                           (f)      Making of Advances.

                                    (i)      In the event that the Agent shall
elect (or pursuant to Section 2.1(e) shall be compelled) to have the terms of this Section 2.1(f) apply to a requested Borrowing as described in Section 2.1(e), then promptly after receipt of a request for a Borrowing pursuant to
Section 2.1(d), the Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telephone and promptly followed by telecopy, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro-Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Sections
3.1 and 3.2, the Agent shall make the proceeds of such Advances available to Borrower not later than 11:00 a.m. (California time) on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by the Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.1(l), the Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that
(A) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

                                    (ii)     Unless Agent receives notice from a
Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro-Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period. A notice from Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is paid to Agent such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not paid to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. Any Lender that fails to make any Advance that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Advance within one Business Day after written demand upon it by Agent to do so, shall constitute a "Defaulting Lender" for purposes of this Agreement and shall continue to be a Defaulting Lender until such Advance is made.

                                    (iii)    Agent shall not be obligated to
transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent to be applied first to any amounts owing to Agent by such Defaulting Lender (including interest thereon as provided in this Agreement) and thereafter as provided under Sections 2.1(i)(iii) or 2.5(b). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (other than matters described in Section 16.1, for which the consent of all Lenders including such Defaulting Lender must still be obtained) and determining Pro-Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Defaulting Lender's Commitment shall be deemed to be zero. This section shall remain effective with respect to such Defaulting Lender until (A) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (B) the requisite non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender's default in writing. The operation of this section shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

                           (g)      Making of Agent Loans.

                                    (i)      In the event that the Agent shall
elect (pursuant to the terms of Section 2.1(e)) or shall be compelled to have the terms of this Section 2.1(g) apply to a requested Borrowing, Agent shall make an Advance in the amount of such Borrowing (any such Advance made solely by Agent pursuant to this Section 2.1(g) being referred to as an "Agent Loan" and such Advances being referred to collectively as "Agent Loans") available to Borrower not later than 11:00 a.m. (California time) on the Funding Date applicable thereto by transferring same day funds to the Designated Account. Each Agent Loan is an Advance hereunder, shall be a Base Rate Loan, and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Advance). Subject to the provisions of Section 2.1(l), the Agent shall not make any Agent Loan if the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (i) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Agent shall not otherwise be required to determine whether the applicable conditions precedent set forth in Sections 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Agent Loan.

                                    (ii)     The Agent Loans shall be secured by
the Collateral and shall constitute Base Rate Loans and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Obligations pursuant to Section 2.7(a).

                           (h)      Agent Advances.

                                    (i)      Agent hereby is authorized by
Borrower and the Lenders, from time to time in Agent's sole discretion, (1) after the occurrence of a Default or an Event of Default (but without constituting a waiver of such Default or Event of Default), or (2) at any time that any of the other applicable conditions precedent set forth in Section 3.1 or 3.2 have not been satisfied, to make Advances (which shall be Base Rate Loans) to Borrower on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.1(h) being hereinafter referred to as "Agent Advances"); provided, that Agent shall not make any Agent Advances to Borrower without the consent of the Required Lenders if the amount thereof would exceed $5,000,000 in the aggregate at any one time.

                                    (ii)     Agent Advances shall be repayable
on demand and secured by the Collateral, shall constitute Base Rate Loans and Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Obligations pursuant to Section 2.7(a).

                           (i)      Settlement. It is agreed that each Lender's
funded portion of the Advances is intended by the Lenders to be equal at all times to such Lender's Pro-Rata Share of the outstanding Advances. Such agreement notwithstanding, the Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Agent Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

                                    (i)      The Agent shall request settlement
("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) for itself, with respect to each Agent Loan and Agent Advance, and (2) with respect to Collections received, as to each by notifying the Lenders by telephone and promptly followed by telecopy, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (California time) on the Business Day immediately preceding the date of such requested Settlement (the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Agent Loans, and Agent Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Lender of the principal, interest, fees, and other charges for such period. Subject to the terms and conditions contained herein (including Section 2.1(i)(ii)): (y) if a Lender's balance of the Advances, Agent Loans, and Agent Advances exceeds such Lender's Pro-Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, then Agent shall by no later than 1:00 p.m. (California time) on the Settlement Date transfer in same day funds to the account of such Lender as such Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro-Rata Share of the Advances, Agent Loans, and Agent Advances; and (z) if a Lender's balance of the Advances, Agent Loans, and Agent Advances is less than such Lender's Pro-Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 1:00 p.m. (California time) on the Settlement Date transfer in same day funds to such account of the Agent as the Agent may designate, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro-Rata Share of the Advances, Agent Loans, and Agent Advances. Such amounts made available to the Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Agent Loan or Agent Advance and, together with the portion of such Agent Loan or Agent Advance representing Foothill's Pro-Rata Share thereof, shall constitute Advances of such Lenders (which advances shall be Base Rate Loans). If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lenders Rate.

                                    (ii)     In determining whether a Lender's
balance of the Advances, Agent Loans, and Agent Advances is less than, equal to, or greater than such Lender's Pro-Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such Settlement.

                                    (iii)    Between Settlement Dates, the
Agent, to the extent no Agent Advances or Agent Loans are outstanding, may pay over to Foothill any payments received by the Agent, which in accordance with the terms of the Agreement would be applied to the reduction of the Advances, for application to Foothill's Pro-Rata Share of the Advances, and, upon the repayment in full of Foothill's Pro-Rata Share of the Advances, then to the other Lenders as provided under Section 2.5(b). If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Foothill's Pro-Rata Share of the Advances other than to Agent Loans or Agent Advances, as provided for in the previous sentence, Foothill shall pay to the Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro-Rata Share of the Advances. During the period between Settlement Dates, the Agent with respect to Agent Loans and Agent Advances, and each Lender with respect to the Advances other than Agent Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Agent or the Lenders, as applicable.

                           (j)      Notation. Each Lender is authorized, at such
Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

                           (k)      Lenders' Failure to Perform. All Advances
(other than Agent Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro-Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

                           (l)      Overadvances. Agent may make voluntary
Overadvances, which shall be Base Rate Loans, without the written consent of the Required Lenders for amounts charged to the Loan Account for interest, fees, or Lender Group Expenses pursuant to Section 2.1(h)(i)(2)(C). If the conditions for borrowing under Section 3.2(d) cannot be fulfilled, the Agent may, with the consent of the Required Lenders, knowingly and intentionally continue to make Advances (including Agent Loans to the extent permitted under Section 2.1(g)(i)), which shall be Base Rate Loans, to Borrower such failure of condition notwithstanding or modify the definition of "Borrowing Base," so long as: (i) such Overadvance or modification would not exist for more than 120 days and (ii) the amount by which Revolving Facility Usage exceeds the Borrowing Base (as defined prior to any modification of such definition under this Section 2.1(l)) would not exceed the lesser of: (y) $12,500,000 or (z) 10% of the Borrowing Base (as defined prior to any modification of such definition under this Section 2.1(l)). The foregoing provisions are for the sole and exclusive benefit of the Agent and the Lenders and are not intended to benefit Borrower in any way. The Advances and Agent Loans, as applicable, that are made pursuant to this Section 2.1(l) shall be subject to the same terms and conditions as any other Agent Advance or Agent Loan, as applicable, except that the rate of interest applicable thereto shall be the rates set forth in Section 2.7(c)(i) without regard to the presence or absence of a Default or Event of Default; provided, that the Required Lenders may, at any time, revoke Agent's authorization contained in this Section 2.1(l) to make Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses), any such revocation to be in writing and to become effective upon Agent's receipt thereof; provided further, however, that the making of such Overadvances shall not constitute a waiver of such Event of Default arising therefrom. Each Lender shall be obligated to settle with Agent as provided in Section 2.1(i) for the amount of such Lender's Pro-Rata Share of any unintentional Overadvances by Agent reported to such Lender and any intentional Overadvances made as permitted under this Section 2.1(l).

                           (m)      Effect of Bankruptcy. If a case is commenced
by or against any Borrower under the Bankruptcy Code, or other statute providing for debtor relief, then, without the approval of Required Lenders the Lender Group shall not make additional loans or provide additional financial accommodations under the Loan Documents to such Borrower as debtor or debtor-in-possession, or to any trustee for such Borrower, nor consent to the use of cash collateral (provided that the applicable Loan Account shall continue to be charged, to the fullest extent permitted by law, for accruing interest, fees, and Lender Group Expenses).

                           (N)      [INTENTIONALLY DELETED]

                           (o)      Voluntary Reductions of Commitments.
Borrower may permanently reduce the unfunded portion of the Commitments in amounts equal to $5,000,000 and increments of $1,000,000 in excess thereof, at any time and from time to time without penalty. Such voluntary reductions of the Commitments shall be applied so as to maintain each Lender's Pro-Rata Share of the remaining Commitments and shall be conditioned upon payment to the Agent for the ratable benefit of the Lenders, of the accrued and unpaid unused line fee provided for in Section 2.12(b), and upon at least two Business Days prior written notice to the Agent and the Lenders.

                  2.2      LETTERS OF CREDIT.

                           (a) Agreement to Cause Issuance; Amounts; Outside Expiration Date.

                                    (i)      Subject to the terms and conditions
of this Agreement, Agent agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by Issuer for the account of Borrower, in an aggregate undrawn and unreimbursed amount not to exceed on any date the least of (x) the Borrowing Base less the aggregate amount of all Advances outstanding on such date, (y) the Maximum Revolving Amount less the aggregate amount of all Advances outstanding on such date, and (z) $70,000,000.

                                    (ii)     Borrower expressly understands and
agrees that Agent shall have no obligation to arrange for the issuance by Issuer of the letters of credit that are to be the subject of L/C Guarantees. Borrower and the Lender Group acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the

Closing Date, were issued by the Issuer pursuant to the Original Loan Agreement, and shall be treated as if issued hereunder. Each Letter of Credit shall have an expiry date no later than 5 days prior to the Maturity Date and all such Letters of Credit shall be in form and substance acceptable to Agent in its reasonable discretion.

                                    (iii)    If the Lender Group is obligated to
advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Agent and, in the absence of such reimbursement, the amount so advanced shall, at Agent's discretion, either (x) immediately and automatically be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.7 or (y) be paid directly by the Lender Group to the Issuer, not by way of an Advance, and, thereafter such amounts paid shall bear interest at the rate then applicable to non-contingent Obligations under Section 2.7.

                           (b)      Indemnification. Borrower hereby agrees to
indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, including payments made by the Lender Group, expenses, and reasonable attorneys fees incurred by the Lender Group constituting Lender Group Expenses arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be required to indemnify the Lender Group if such loss, cost, expense, or liability was the result of the gross negligence or willful misconduct by (i) a member thereof (including a member acting as Issuer), in which case such member shall indemnify each other member of the Lender Group for any such loss, cost, or expense, or (ii) by Bank acting as Issuer, in which case Foothill will indemnify each other member of the Lender Group for any such loss, cost, or expense. Borrower agrees to be bound by the Issuer's regulations and interpretations of any letters of credit guarantied by the Lender Group and opened to or for Borrower's account as set forth in the applications therefor entered into by Borrower in favor of Issuer, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions. Borrower understands that the L/C Guarantees may require the Lender Group to indemnify the Issuer for certain costs or liabilities arising out of claims by Borrower against such Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Guaranty as a result of the Lender Group's indemnification of Issuer; provided, however, that Foothill shall be solely responsible for indemnifying the Lender Group for any such loss, cost, expense or liability arising out of the gross negligence or willful misconduct of Bank as Issuer.

                           (c)      Supporting Materials. Borrower hereby
authorizes and directs the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to such letter of credit, and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                           (d)      Costs of Letters of Credit. Any and all
customary fees of the Issuer for issuance, negotiation, settlement, amendments, and processing, and costs incurred by Agent relating to the letters of credit guaranteed by an L/C Guaranty (all as set forth in

Schedule 2.2(d)), shall be considered Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent.

                           (e)      Termination. Immediately upon the
termination of this Agreement pursuant to Section 3.4, Borrower agrees to either
(i) provide cash collateral to be held by Agent, or a "back up" letter of credit satisfactory to Agent, in either case in an amount equal to 106% of the maximum amount of the Lender Group's obligations under Letters of Credit, or (ii) cause to be delivered to Agent releases of all of the Lender Group's obligations under outstanding Letters of Credit. At Agent's discretion, any proceeds of Collateral received by Agent after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

                           (f)      Participation.

                                    (i)      Purchase of Participation.
Immediately upon issuance of any Letter of Credit in accordance with this
Section 2.2, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through the Agent to the Issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro-Rata Share of the face amount of such Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

                                    (ii)     Documentation. Upon the request of
any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably by requested by such Lender.

                                    (iii)    Obligations Irrevocable. The
obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through the Agent with respect to a Letter of Credit, and the obligations of Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including, without limitation, any of the following circumstances:

                                             (A)      any lack of validity or
enforceability of this Agreement or any of the other Loan Documents;

                                             (B)      the existence of any
claim, setoff, defense (other than payment in full), or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between such Borrower or any other Person and the beneficiary named in any Letter of Credit);

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

                                             (C)      any draft, certificate, or
any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                             (D)      the surrender or
impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

                                             (E)      the occurrence of any
Default or Event of Default.

                  2.3      [INTENTIONALLY DELETED].

                  2.4      [INTENTIONALLY DELETED].

                  2.5      PAYMENTS.

                           (a)      Payments by Borrower.

                                    (i)      All payments to be made by Borrower
shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent for the account of the Lenders or Agent, as the case may be, at Agent's address set forth in Section 12, and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), at the option of Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                                    (ii)     Except as provided in Section
2.13(b) with respect to calculating the last day of an Interest Period, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                                    (iii)    Unless Agent receives notice from
Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Base Rate for each day from the date such amount is distributed to such Lender until the date repaid.

                           (b)      Apportionment and Application of Payments.
Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Advances to which such payments relate held by each Lender) and payments of the fees (other than fees designated for Agent's separate account, after giving

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

effect to any letter agreement between Agent and individual Lenders) shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to Agent and all such payments not relating to specific Advances, or not constituting payment of specific fees and all proceeds of Collateral received by Agent, shall be applied, first, to pay any fees or expense reimbursements then due to Agent from Borrower; second, to pay any fees or Lender Group Expenses then due to the Lenders from Borrower; third, to pay interest due in respect of all Advances, including Agent Loans and Agent Advances; fourth, to pay or prepay principal of Agent Loans and Agent Advances; fifth, ratably to pay principal of the Advances (other than Agent Loans and Agent Advances) and unreimbursed obligations in respect of Letters of Credit; and sixth, ratably to pay any other Obligations due to Agent or any Lender by Borrower. Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided for in Section 2.1(i).

                  2.6 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Sections
2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Agent, in cash, the amount of such excess to be used by Agent to reduce the Obligations pursuant to the terms of Section 2.5(b).

                  2.7 INTEREST AND LETTER OF CREDIT FEES: RATES, PAYMENTS, AND CALCULATIONS.

                           (a)      Interest Rate. Except as provided in Section
2.7(c) or elsewhere in the Agreement, below, all non-contingent Obligations shall bear interest as follows:

                                    (i)      All non-contingent Obligations
(including Base Rate Loans) other than Eurodollar Rate Loans shall bear interest, on the actual Daily Balance, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

                                    (ii)     Each Eurodollar Rate Loan shall
bear interest, on the actual Daily Balance, at a per annum rate equal to the Adjusted Eurodollar Rate plus the Eurodollar Rate Margin.

                           (b)      Letter of Credit Fee. Borrower shall pay
Agent, for the benefit of the Lender Group, a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to 3.50% per annum times the average aggregate undrawn amount of all Letters of Credit outstanding during the prior month.

                           (c)      Default Rate. Upon the occurrence and during
the continuation of an Event of Default, (i) all non-contingent Obligations shall bear interest at a per annum rate equal to the Base Rate plus 4.50%; and
(ii) the Letter of Credit fee provided in Section 2.7(b) shall be increased to 5.50% per annum times the amount of the aggregate undrawn amount of all outstanding Letters of Credit.

                           (d)      [INTENTIONALLY DELETED]

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

                           (e)      Payments. Letter of Credit fees payable
hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Interest in respect of Base Rate Loans shall be due and payable, in arrears, on the first day of each month during the term hereof and interest in respect of each Eurodollar Rate Loan shall be due and payable, in arrears, on the last day of the Interest Period applicable thereto. Borrower hereby authorizes Agent, at its option, without prior notice to Borrower (except as provided below), to charge such interest and Letter of Credit fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.12 (as and when accrued or incurred), and other payments due under any Loan Document to the Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. To the extent it is practicable to do so, Agent shall provide notice to Borrower of the nature and amount of any such Lender Group Expenses or any of the other foregoing fees, costs, or charges prior to same being charged to the Loan Account; provided, however, that any failure by Agent to provide such notice to Borrower shall not in any way diminish Borrower's obligation to reimburse the Lender Group for such Lender Group Expenses or such fees, costs, or charges or impair the Lender Group's right to receive the same, or give rise to any liability on the part of the Lender Group; provided, further that if Agent is unable to give prior notice to Borrower of the Lender Group Expenses or any of the other fees, costs or charges due (other than interest and regularly scheduled fees), Agent will, in all events, give subsequent detailed notice to Borrower of such Lender Expenses or fees, costs, or charges and the constituent amounts. Any such Lender Group Expenses or other fees, costs, or charges (other than interest and regularly scheduled fees) which are charged to Borrower's account at or prior to 9:00 a.m. (California time) shall be credited that same day, and if after such time, then credited on the next Business Day. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

                           (f)      Computation. The Base Rate as of the date of
this Agreement is 4.25% per annum. In the event the Base Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately as of the opening of business on the effective date of such change shall be increased or decreased by an amount equal to such change in the Base Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

                           (g)      Intent to Limit Charges to Maximum Lawful
Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

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

                  2.8 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain lockboxes (the "Lockboxes") and shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes or to local deposit accounts at financial institutions reasonably acceptable to Agent. Borrower, Agent, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that: (i) all good funds on deposit in each local collection account (other than a local collection account which is either an Excluded Account or which is subject to a Control Agreement) in excess of $25,000 per account shall be swept pursuant to standing instructions (by wire transfer or ACH transaction) on a daily basis to a Lockbox Account; and (ii) all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Agent. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Agent's Account") maintained by Agent at a depositary selected by Agent.

                  2.9 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Agent (whether from transfers to Agent by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent's Account or unless and until such Collection item is honored when presented for payment. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding:

                                    (i)      any Collection item shall be deemed
received by Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day; and

                                    (ii)     at any time that an Event of
Default has not occurred and is not continuing, Collections will only be applied to Obligations that are not Eurodollar Rate Loans, and to the extent that all such Obligations other than Eurodollar Rate Loans have been repaid, additional Collections will be, at the Borrower's direction, returned to Borrower or applied to such Eurodollar Rate Loans subject to any required payments under
Section 2.17(d).

                  2.10 DESIGNATED ACCOUNT. Agent and the Lender Group is authorized to make the Advances and arrange for the issuance of the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.7(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by the Lender Group hereunder.

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

Unless otherwise agreed by Agent and Borrower, any Advance requested by Borrower and made by the Lender Group hereunder shall be made to the Designated Account.

                  2.11 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by the Lender Group to Borrower or for Borrower's account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.9, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent's Account from any Lockbox Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting the Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 60 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

                  2.12 FEES. Borrower shall pay to Agent the following fees and charges, each of which shall be fully earned and nonrefundable on the date when due, and shall be apportioned among the Lenders in accordance with the terms of letter agreements between the Agent and individual Lenders:

                           (a)      Fee Letter Fees. As and when due and payable
under the terms of the Agent's Fee Letter, Borrower shall pay to Agent the fees set forth therein;

                           (b)      Unused Line Fee. On the first day of each
month during the term of this Agreement, an unused line fee in an amount equal to 0.50% per annum times the Average Unused Portion of the Maximum Revolving Amount;

                           (c)      Financial Examination Fees. For the sole
account of Agent a fee of $850 per day per examiner, plus reasonable out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Agent.

                  2.13 EURODOLLAR RATE LOANS. Notwithstanding any other provisions to the contrary contained in this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                           (a)      Borrowing; Conversion; Continuation.
Borrower may from time to time, on or after the Closing Date, request in a written or telephonic communication with the Agent: (i) a Borrowing consisting of Eurodollar Rate Loans (pursuant to Section 2.1(d)); (ii) that Base Rate Loans be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed Funding Date (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period, in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed Funding Date each of the following conditions is satisfied:

                                    (i)      no Event of Default exists;

                                    (ii)     no more than five Interest Periods
may be in effect at any one time;

                                    (iii)    the amount of each Eurodollar Rate
Loan borrowed, converted, or continued must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof;

                                    (iv)     the Agent shall have determined
that the Interest Period or Adjusted Eurodollar Rate is available to Agent through the Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower; and

                                    (v)      the Agent shall have received such
request at least two Business Days prior to the proposed Funding Date.

                                    Any request by Borrower to borrow Eurodollar
Rate Loans, to convert Base Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that the Agent or a Lender shall determine under Sections 2.13(a), 2.14 or 2.15 that such Eurodollar Rate Loans cannot be made or continued.

                           (b)      Determination of Interest Period. By giving
notice as set forth in Section 2.13(a), the Borrower shall have the option of selecting a one or three month Interest Period for such Eurodollar Rate Loan. The determination of Interest Periods shall be subject to the following provisions:

                                    (i)      in the case of immediately
successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                                    (ii)     if any Interest Period would
otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                                    (iii)    if any Interest Period begins on
the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                                    (iv)     the Borrower may not select an
Interest Period which expires later than the Maturity Date.

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

                           (c)      Automatic Conversion; Optional Conversion by
Agent. Any Eurodollar Rate Loan shall automatically convert to a Base Rate Loan upon the last day of the applicable Interest Period, unless Agent has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of Section 2.13(a). Any Eurodollar Rate Loan shall, at Agent's option, upon notice to Borrower, convert to a Base Rate Loan in the event that (A) an Event of Default shall have occurred and be continuing as of the last day of the Interest Period for such Eurodollar Rate Loan, or (B) this Agreement shall terminate, and Borrower shall pay to Agent (for the benefit of the Lender Group), any amounts required by Section 2.17 as a result thereof.

                  2.14 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the Commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Base Rate Loans to Eurodollar Rate Loans shall forth with be cancelled and (b) such Lender's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow the Lender or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.17. If circumstances subsequently change so that any affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Borrower and the Agent, and upon receipt of such notice, the obligations of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be reinstated.

                  2.15 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

                                    (i)      shall subject any Lender to any
tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to this Agreement, any Advance, any Note, or any Letter of Credit or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.16 and the establishment of a tax based on the net income of such Lender or changes in the rate of tax on the net income of such Lender);

                                    (ii)     shall impose, modify or hold
applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances, loans, or other extensions of credit (including, without limitation, Letters of Credit) by, or any other acquisition of funds by, any office of such Lender; or

                                    (iii)    shall impose on such Lender any
other condition with respect to this Agreement, any Advance, or any Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing, or maintaining Advances or to increase the cost to such Lender, by an amount which such Lender deems to be material, of issuing or maintaining any Letter of Credit or participation therein or to reduce any amount receivable hereunder in respect of Advances and Letters of Credit or to forego any other sum payable thereunder or make any payment on account thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow the Lender or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost. If any Lender becomes entitled to claim any additional amounts pursuant to this
Section 2.15, it shall promptly notify the Borrower, through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by such Lender, through the Agent, to the Borrower shall be conclusive in the absence of manifest error. If the Borrower so notifies the Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.15, the Borrower may convert all Eurodollar Rate Loans of such Lender then outstanding into Base Rate Loans in accordance with Section 2.13 and, additionally, reimburse such Lender for any cost in accordance with Section 2.17. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

                           (b)      If any Lender shall have determined that the
adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a prompt written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amount payable hereunder for nine months following such termination and repayment.

                  2.16     TAXES.

                           (a)      Except as provided below in this Section
2.16, all payments made by the Borrower under this Agreement and any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed in lieu of net income taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under any other Loan Documents, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any other Loan Documents, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender if such Lender fails or is unable to comply with the requirements of paragraph (b) of this Section 2.16. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of such other member of the Lender Group, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and each other member of the Lender Group for any incremental taxes, interest or penalties that may become payable by the Agent or any such member of the Lender Group as a result of any such failure. The agreements in this Section
2.16 shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

                           (b)      Each member of the Lender Group that is not
incorporated under the laws of the United States of America or a state thereof shall:

                                    (i)      (x) on or before the date of any
payment by the Borrower under this Agreement, deliver to the Borrower and the Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes and (B) a duly completed Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                                             (y)      deliver to the Borrower
and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and

                                             (z)      obtain such extensions
of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Agent; or

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

                                    (ii)     in the case of any such Lender that
is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC and that does not comply with sub-paragraph (i) of this paragraph (b),

                                             (x)      represent to the Borrower
(for the benefit of the Borrower and the Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC,

                                             (y)      deliver to the Borrower on
or before the date of any payment by the Borrower, with a copy to the Agent, (A) a certificate stating that such Lender (1) is not a "bank" under Section 881(c)(3)(A) of the IRC, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law, or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (2) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the IRC and (3) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the IRC (any such certificate a "U.S. Tax Compliance Certificate") and (b) two duly completed copies of Internal Revenue Service Form W-8 BEN, or successor applicable form, certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the IRC with respect to payments to be made under this Agreement (and to deliver to the Borrower and the Agent two further copies of Form W-8 BEN on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Agent for filing and completing such forms), and

                                             (z)      agree, to the extent
legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement;

                           (c)      Each Lender shall, upon the reasonable
request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by the Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on any net income taxes and franchise taxes imposed in lieu of net income taxes (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of any jurisdiction, provided that such Lender is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of such Lender.

unless in any such case any change in treaty, law, or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms and certificates inapplicable or which would prevent such Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises the Borrower and the Agent. Each

Person that shall become a Lender or a Participant pursuant to Section 15.1 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications, and statements required pursuant to this
Section 2.16; provided, however, that in the case of a Participant the obligations of such Participant pursuant to this paragraph (b) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications, and statements to the Lender from which the related participation shall have been purchased.

                  2.17 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by the Borrower in making a borrowing of, conversion into, or continuation of Eurodollar Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement upon an Event of Default or otherwise), including, without limitation, in each case, any such loss or expense (but excluding loss of margin) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to a Lender under this Section 2.17 shall be made as though such Lender had actually funded its relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

                  2.18 REPLACEMENT OF LENDER. If at any time (a) the Borrower becomes obligated to pay additional amounts described in Sections 2.14,
2.15 or 2.16 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans pursuant to Section 2.14, any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian, or other Person having similar powers, (b) any Lender becomes a "Nonconsenting Lender" (as defined below in this Section 2.18) or (c) any Lender becomes a "Defaulting Lender", then either the Agent or the Borrower may, on ten (10) Business Days' prior written notice to the Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall) assign pursuant to Section 15.1 all of its rights and obligations under this Agreement to a Lender or other Eligible Assignee selected by the Borrower and acceptable to the Agent for a purchase price equal to the outstanding principal amount of such Lender's Advances and all accrued interest and fees and other amounts payable hereunder; provided that (i) the Borrower shall have no right to replace the Agent, (ii) neither the Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such entity,
(iii) in the event of a replacement of a Nonconsenting Lender or a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this Section 2.18, in order for the Borrower or the Agent to be entitled to replace such a Lender, such replacement must take place no later than 180 days after (A) the date the Nonconsenting Lender shall have notified the Borrower and the Agent of its failure to agree to any requested consent, waiver, or amendment or (B) the Lender shall have demanded payment of additional amounts under one of the Sections described in clause (a) of this Section 2.18, as the case may be, and
(iv) in no event shall the Lender hereby replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender hereby replaced pursuant to this Agreement. In the case of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts pursuant to clause (a) of this Section 2.18, the Borrower shall pay such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts shall be a condition to the replacement of such Lender. In the event that (x) the Borrower or the Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (y) the consent, waiver, or amendment in question requires the agreement of all Lenders in accordance with the terms of Section 16.1 and (z) Lenders whose Pro-Rata Shares aggregate 66 2-3% or more of the Commitments have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a "Nonconsenting Lender." The Borrower's and the Agent's right to replace a Defaulting Lender pursuant to this Section 2.18 is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower or the Agent (as the case may be) against such Defaulting Lender under this Agreement, at law, in equity, or by statute.

         3.       CONDITIONS; TERM OF AGREEMENT.

                  3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE. The obligation of the Lender Group to make the initial Advance is subject to the fulfillment, to the satisfaction of Agent and their counsel, of each of the following conditions on or before the Closing Date:

                           (a)      the Closing Date shall occur on or before
May 14, 2003;

                           (b)      Agent shall have received fully authorized
financing statements and fixture filings from Borrower and each of such Restricted Subsidiaries in favor of the Agent for all relevant jurisdictions;

                           (c)      Agent shall have received each of the
following documents, including appropriate amendments to and/or reaffirmations of such documents as have been previously executed, and each such document shall be duly executed, in full force and effect:

                                    a.       the Lockbox Agreements;

                                    b.       the Collateral Agency Agreement;

                                    c.       the Stock Pledge, the Subsidiary
Guaranties and the Subsidiary Security Agreements; and

                                    d.       all other Loan Documents;

                           (d)      Agent shall have received a certificate from
the Secretary of Borrower and each Restricted Subsidiary of Borrower executing a Subsidiary Guaranty or

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

Subsidiary Security Agreement attesting to the resolutions of such Person's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party and authorizing specific officers of such Person to execute the same;

                           (e)      Agent shall have received copies of the
Governing Documents of Borrower and each Restricted Subsidiary of Borrower executing a Subsidiary Security Agreement, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Person;

                           (f)      Agent shall have received a certificate of
insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Agent and its counsel, and Agent shall have received such additional documents and information regarding Borrower's insurance arrangements as it shall request, all of which shall be satisfactory to Agent and its counsel;

                           (g)      Agent shall have received duly executed
certificates of title with respect to the Vehicles (other than Additional Vehicles) together with such releases of liens and applications therefor, as Agent shall reasonably require to enable the prompt processing of each such title by the appropriate governmental agency in order to properly reflect Agent's Lien (for the benefit of the Lender Group) thereon, and Agent shall have received duly executed certificates of title with respect to the Additional Vehicles described on Schedule 5.3(b);

                           (h)      Agent shall have received an opinion of
Borrower's and its domestic Restricted Subsidiaries' counsel, in each case in form and substance reasonably satisfactory to Agent in its sole discretion;

                           (i)      Agent shall have received an amendment fee
in the amount of $100,000 for the pro rata benefit of the Lenders;

                           (j)      Agent shall have received a calculation of
the Borrowing Base prepared by Borrower and certified by the Chief Financial Officer of Borrower as of the Closing Date;

                           (k)      there shall not have occurred any Material
Adverse Change since February 28, 2003; and

                           (l)      all other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent and its counsel.

                  3.2 CONDITIONS PRECEDENT TO ALL ADVANCES AND ALL LETTERS OF CREDIT. The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

                           (a)      the representations and warranties contained
in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

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

                           (b)      no Default or Event of Default shall have
occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

                           (c)      no injunction, writ, restraining order, or
other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, the Lender Group or any of their Affiliates; and

                           (d)      the amount of any requested Advance or
Letter of Credit shall not exceed the Availability at such time.

                  3.3 CONDITION SUBSEQUENT. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                           (a)      within 30 days of the Closing Date, deliver
to Agent (i) Subsidiary Guaranties and Subsidiary Security Agreements duly executed and delivered by GLI Corporate Risk Solutions, Inc., Crucero U.S.A., L.L.C., Greyhound Shore Services, L.L.C., and Greyhound XPress Delivery, L.L.C.,
(ii) the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Agent and its counsel, (iii) with respect to Additional Vehicles set forth on Schedule 5.3(b), all releases of liens and applications as Agent shall require to enable the prompt processing of each such title by the appropriate governmental agency in order to properly reflect Agent's Lien (for the benefit of the Lender Group) thereon, (iv) original certificates, together with stock powers (endorsed in blank), for all Collateral consisting of certified securities (other than those held in an Excluded Account or which are otherwise not required to be delivered pursuant to Section 4.2) owned by Borrower, (v) original promissory notes, together with duly executed endorsement allonges, for all notes receivable owned by Borrower, to the extent required to be delivered pursuant to Section 4.2, (vi) a certificate of status with respect to Borrower and each Restricted Subsidiary of Borrower executing a Subsidiary Security Agreement, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction, and
(vii) certificates of status with respect to Borrower and each Restricted Subsidiary of Borrower executing a Subsidiary Security Agreement, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Person is in good standing in such jurisdictions;

                           (b)      Borrower shall use commercially reasonable
efforts to cause to be delivered to Agent, within 60 days of the Closing Date, Control Agreements with respect to (i) any Securities Account (other than an Excluded Account), (ii) the Specified Local Collection Accounts and (iii) any other deposit account (other than an Excluded Account);

                           (c)      within 45 days of the Closing Date Borrower
shall have delivered to Agent (i) a duly executed amendment to each Mortgage in respect of each parcel of Real Property Collateral, and (ii) in respect of each parcel of Core Real Property Collateral, used its

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

commercially reasonable efforts to cause to be delivered to Agent such environmental reports and title insurance policies or endorsements as Agent determines to be necessary for such parcel to be considered Core Real Property Collateral as defined in this Agreement.

                  3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group and shall continue in full force and effect for a term ending on the earlier of (a) October 24, 2004 (the "Maturity Date"), or (b) termination hereof by the Lender Group pursuant to Section 9.1(b) following an Event of Default.

                  3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all non-contingent Obligations (including any accrued and unpaid fees (including unused line fees)) immediately shall become due and payable without notice or demand, and all Obligations with respect to outstanding Letters of Credit immediately shall be terminated, backed up, or collateralized pursuant to Section 2.2(e). No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and the continuing Lien of the Agent, for the benefit of the Lender Group, on the Collateral shall remain in effect until all non-contingent Obligations have been fully and finally discharged, the outstanding Letters of Credit terminated, backed up, or collateralized, and the Lender Group's obligation to provide additional credit hereunder is terminated.

                  3.6      EARLY TERMINATION BY BORROWER. The provisions of
Section 3.4 notwithstanding, Borrower has the option, at any time upon 30 days prior written notice to Agent, to terminate this Agreement by paying to Agent (for the ratable benefit of the Lender Group), in cash, all non-contingent Obligations (including any accrued and unpaid fees (including unused line fees)), in full without penalty or premium (other than as set forth in Section 2.17(d)), and terminating, backing up, or collateralizing all outstanding Letters of Credit pursuant to Section 2.2(e).

         4.       CREATION OF SECURITY INTEREST.

                  4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Agent for the benefit of the Lender Group a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The security interests of Agent for the benefit of the Lender Group in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of the Lender Group or Borrower. The Liens with respect to Real Property Collateral have been granted pursuant to the Mortgages. Except as specifically provided in this Agreement (including Section 7.4), Borrower has no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or the Real Property Collateral. Notwithstanding anything herein or in the other Loan Documents to the contrary, in no event shall any Mortgage be granted in respect of Real Property located in (a) the states of New York, Georgia, Maryland, or Florida, or (b) the District of Columbia; provided, however, that Borrower agrees to keep any Real Property in the foregoing jurisdictions free from Liens other than Permitted Liens.

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

                  4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral with a value in excess of $50,000 per item, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such item of Negotiable Collateral to Agent.

                  4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. Agent, Borrower, and the Lockbox Banks have entered into the Lockbox Agreements or Control Agreements, as applicable, pursuant to which Borrower's Collections (excluding Collections in the local collection accounts not covered by Control Agreements (which will be forwarded pursuant to Section 2.8) and Excluded Accounts and receipts generated from Mexico and Canada and proceeds of Investments) will be forwarded to Agent on a daily basis. At any time that an Event of Default has occurred and is continuing, Agent or Agent's designee may, and shall if directed by Required Lenders: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Agent (on behalf of the Lender Group) or that Agent has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Irrespective of whether an Event of Default has occurred and is continuing, Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower.

                  4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Agent, Borrower shall execute and deliver to Agent all financing statements, original financing statements in lieu of continuation statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents (the "Additional Documents") that Agent reasonably may request, in form reasonably satisfactory to Agent, to perfect and continue perfected the Liens of the Lender Group in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.

                  4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into the Lender Group's possession,
(e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's

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

policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of Agent's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligation to extend credit hereunder is terminated. Notwithstanding the foregoing, Agent shall not be obligated to act as authorized in this Section 4.5, but if Agent does so, it shall not be accountable for more than it actually receives and shall not be responsible to Borrower except for any act or omission that constitutes the gross negligence or willful misconduct of Agent.

                  4.6 RIGHT TO INSPECT. Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check or test the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

                  4.7 CONTROL AGREEMENTS. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts shall be modified by Borrower without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related investment property maintained or held thereby and remit the proceeds thereof to the Agent's Account.

         5.       REPRESENTATIONS AND WARRANTIES.

                  In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all material respects as of the date hereof, and shall be true, correct, and complete in all material respects as of the Closing Date, and at and as of the date of the making of each Advance or Letter of Credit made thereafter, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

                  5.1 NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

                  5.2      [INTENTIONALLY DELETED].

                  5.3 LOCATION OF VEHICLES. All Vehicles included in the Collateral on the date hereof are of the type and quantity, bear the vehicle identification numbers, and are titled in the jurisdictions listed on Schedules 5.3(a) and (b) hereto. All certificates of title evidencing Borrower's ownership of the Vehicles have been duly endorsed in favor of, and delivered to, Agent and all other filings, registrations, releases, assignments, or recordings necessary or appropriate, to create, preserve, protect, and perfect the Lien granted herein by Borrower to

Agent on behalf of the Lender Group in respect of the Vehicles have been accomplished, except to the extent arrangements have been made to make such endorsements and deliveries, filings, registrations, releases, assignments, and recordings which arrangements are reasonably satisfactory to Agent in its sole discretion and, upon the completion of such endorsements and deliveries, filings, registrations, releases, assignments, and recordings, the Lien granted to Agent pursuant to this Agreement in and to the Vehicles will constitute a first priority perfected Lien therein superior and prior to the rights of all other Persons therein subject to no other Liens and is entitled to all the rights, priorities and benefits afforded by the Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests.

                  5.4      [INTENTIONALLY DELETED].

                  5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment (other than non-material amounts of Equipment located at ticket agents in the ordinary course of Borrower's business) are not stored with a bailee, warehouseman, or similar party (without Agent's prior written consent) and are located only at the locations identified on Schedule 6.12 (as the same may be updated from time to time), or except as the Inventory or Equipment may be in transit to such locations or out for repairs or otherwise permitted by
Section 6.12.

                  5.6 INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

                  5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 86-0572343.

                  5.8      DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                           (a)      Borrower is duly organized and existing and
in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a Material Adverse Change.

                           (b)      Set forth on Schedule 5.8 (as the same may
be updated from time to time), is a complete and accurate list of Borrower's direct and indirect Restricted Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Restricted Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.

                           (c)      Except as set forth on Schedule 5.8 (as the
same may be updated from time to time), no Capital Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Capital Stock) of any direct or indirect Restricted Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

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

                  5.9      DUE AUTHORIZATION; NO CONFLICT.

                           (a)      The execution, delivery, and performance by
Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

                           (b)      The execution, delivery, and performance by
Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease to which Borrower is a party, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower other than those already obtained.

                           (c)      Other than the filing of appropriate
financing statements, fixture filings, certificates of title and Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person that has not been obtained.

                           (d)      This Agreement and the Loan Documents to
which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                           (e)      The Liens granted by Borrower to Agent (for
the benefit of the Lender Group) in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

                  5.10 LITIGATION. Except as disclosed on the most recent of Borrower's Form 10-Q Quarterly Reports or Form 10-K Annual Report delivered to Agent prior to the Closing Date, there are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any Restricted Subsidiary, except for matters arising after the date hereof that could not reasonably be expected to cause a Material Adverse Change.

                  5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any Guarantor that have been delivered by Borrower to the Lender Group have been

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prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such Guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such Guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

                  5.12 SOLVENCY. Borrower and each Restricted Subsidiary is Solvent. No transfer of property is being made by Borrower or any Restricted Subsidiary and no obligation is being incurred by Borrower or any Restricted Subsidiary in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any Restricted Subsidiary.

                  5.13 EMPLOYEE BENEFITS. As of the Closing Date, none of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute, except as disclosed on Schedule 5.13. Except as set forth on Schedule 5.13, no ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan (except to make required contributions and to pay Plan benefits) under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

                  5.14     ENVIRONMENTAL CONDITION.

                           (a)      Except as may be set forth in Schedule 5.14,
Borrower has not used Hazardous Materials at or affecting the Real Property in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials, or that may make the owner of the premises liable in tort under a common law public or private nuisance action, except for such uses that either individually or, in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

                           (b)      Except as may be set forth in Schedule 5.14,
to the best knowledge of Borrower after due inquiry, no prior or current owner, occupant or operator of the Real Property has used Hazardous Materials at or affecting the Real Property in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials, or that may make the owner of the premises liable in tort under a common law public or private nuisance action, except for such uses that either individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change.

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                  5.15     COMPLIANCE WITH THE ADA.

                           (a)      To the best of Borrower's knowledge,
Borrower has made all modifications or provided all accommodations which may be required to be made or provided by Borrower to the Real Property pursuant to the ADA, except where noncompliance with such requirements would not cause a Material Adverse Change.

                           (b)      To the best of Borrower's knowledge,
Borrower has received no notice or complaint regarding any material noncompliance with the ADA of any of the Real Property or of Borrower's business operations and, to the best of Borrower's knowledge, there has been no threatened litigation alleging any such material noncompliance by Borrower or the Real Property, except where noncompliance with such requirements would not cause a Material Adverse Change.

         6.       AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available, the non-contingent Obligations have not been paid in full, or there exist any Letters of Credit that have not been either terminated, backed-up, or collateralized pursuant to Section 2.2(e), Borrower shall, and where specifically provided in this Article 6 shall cause its Restricted Subsidiaries to, do all of the following:

                  6.1 ACCOUNTING SYSTEM. Maintain a standard system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Agent.

                  6.2 COLLATERAL REPORTING. Borrower shall deliver to Agent, no later than the tenth (10th) day of each month during the term of this Agreement, an aging, by total, of the Accounts, and a summary aging, by vendor, of all accounts payable and any book overdraft. Borrower shall also deliver to Agent, no later than the tenth (10th) day of each month during the term of this Agreement, a Borrower prepared report setting forth payables owing to American Express with respect to Moneygrams, Western Union (or any other similar programs), and sales taxes due and payable on sales receipts and similar proceeds being held by Borrower for the benefit of a third party (collectively, the "Designated Payables"). At Agent's request at any time that an Event of Default has occurred and is continuing, the Borrower shall deliver to Agent copies of sales invoices that shall indicate on their face that the Accounts have been assigned to Agent and that all payments are to be made directly to Agent. Borrower shall deliver to Agent, as Agent may from time to time reasonably require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Agent, copies of all such documentation shall be held by Borrower as custodian for Agent. Semiannually, commencing June 30, 2003, Borrower shall deliver to Agent a schedule of its owned and leased Real Property, and its and its Restricted Subsidiaries' owned or leased buses and motor vehicles (including all Vehicles), containing a description of all Liens thereon, and Indebtedness secured thereby, which such schedule shall be accurate and complete in all material respects.

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                  6.3      [INTENTIONALLY DELETED].

                  6.4      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

                           (a)      Borrower agrees to deliver to Agent: (i) as
soon as available, but in any event within 30 days after the end of each of the first 2 months of each fiscal quarter during each of Borrower's fiscal years and within 45 days after the end of each of Borrower's first 3 fiscal quarters during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (ii) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants of national recognition or otherwise reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries or Affiliates, then, in addition to the financial statements referred to above that are delivered for a month ending a fiscal quarter, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                           (b)      Borrower also shall deliver to Agent
Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, within one week of such filing, and any other report or information reasonably requested by Agent relating to the Collateral and financial condition of Borrower.

                           (c)      Together with the financial statements
provided pursuant to Section 6.4(a), Borrower shall deliver to Agent a Compliance Certificate signed by its Chief Financial Officer to the effect that:
(i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Agent hereunder have been prepared in accordance with GAAP (except to the extent noted thereon) and fairly present in all material respects the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder (or, to the extent of any non-compliance, describing such non-compliance and what action Borrower has taken, is taking, or proposes to take with respect thereto); (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date) (or, to the extent of any non-compliance, describing such non-compliance and what action Borrower has taken, is taking, or proposes to take with respect thereto); (iv) on the date of the certificate to Agent there does not exist any condition or event that constitutes an Event of Default (or, to the extent of any non-compliance, describing such non-compliance and what action Borrower has taken, is taking, or proposes to take with respect thereto); and (v) Borrower is keeping current on all Designated Payables.

                           (d)      Within 45 days after the end of each of
Borrower's fiscal quarters, commencing with the fiscal quarter ending June 30, 2003, Borrower shall deliver to Agent a Financial Covenant Compliance Certificate signed by its Chief Financial Officer, indicating the

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financial ratios set forth in Section 7.19, as of the end of such quarter, and containing such supporting data and calculations, in reasonable detail, as Agent shall require.

                           (e)      (i) On or before the fifth (5th) Business
Day of each month (or, when Availability is less than $10,000,000 or otherwise at Agent's discretion, each week) during the term of this Agreement, Borrower shall deliver to Agent a Borrowing Base calculation setting forth changes (if any) in Core Vehicles and Core Real Property Collateral since the prior calculation and the outstanding Obligations then in effect; and (ii) promptly upon any sales, dispositions, or losses of Core Vehicles, or with respect to the parcels of Core Real Property Collateral, a calculation setting forth such change and the outstanding Obligations then in effect, all of which shall be certified by the Chief Financial Officer, President, or Treasurer of Borrower in substantially the form of Schedule 6.4(e).

                           (f)      Borrower shall have issued written
instructions to its independent certified public accountants authorizing them to communicate with Agent and to release to Agent whatever financial information concerning Borrower that Agent may request. Borrower hereby irrevocably authorizes and directs all auditors and accountants to deliver to Agent, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Agent any information they may have regarding Borrower's business affairs and financial conditions (other than such information which the accountants have obtained solely in their capacity as advisors to Borrower or any of its Subsidiaries in any litigation between Borrower or any of its Subsidiaries and Agent). Notwithstanding the foregoing, Agent shall endeavor to give reasonable notice to Borrower, on behalf of itself and any such Subsidiary of, and afford Borrower a reasonable opportunity to participate in, any such communication between Agent and such accountants or auditors or any requested delivery or provision of materials; provided, however, that neither the Agent nor the Lender Group shall have any liability for Agent's failure to so notify Borrower.

                           (g)      Borrower shall deliver to Agent, on or
before September 30, 2003, an annual forecast (to include forecasted consolidated and consolidating balance sheets, income statements and cash flow statements) for Borrower and its Subsidiaries as at the end of and for each month and quarter of Borrower's fiscal year ending 2004.

                  6.5 REGISTRATION, USE, MAINTENANCE, IDENTIFICATION OF VEHICLES. Borrower shall, at its own cost and expense, at all times cause its Vehicles to be and to remain duly titled and registered (as may be required by the jurisdiction in which each such title or registration is required by law) in the name of Borrower as owner.

                           (a)      Borrower shall, and shall cause any of its
Subsidiaries that owns or operates Vehicles to, use and operate its Vehicles in a manner and in such locations as is in compliance with Borrower's established policies as of the Closing Date, with such subsequent changes thereto as would not result in a material adverse change in the value, or enforceability of, or any change in the priority of, Agent's Lien on the Vehicles.

                           (b)      Borrower shall, and shall cause any of its
Subsidiaries that owns or operates Vehicles to, at its own expense, keep, maintain, service, repair, overhaul, and furnish all parts, replacements, mechanisms, devices and servicing required for each of its Vehicles, (or

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

cause the same to be done), in compliance with Borrower's established policies as of the Closing Date, with such subsequent changes thereto as would not result in a material adverse change in the value or enforceability of, or any change in the priority of, Agent's Lien on the Vehicles. All such repairs, parts, mechanisms and devices shall immediately, without further act, become part of the Vehicles and subject to the security interests created herein. Any part added to a Vehicle in connection with any improvement, change, addition, or alteration shall immediately, without further act, become part of the Vehicle and subject to the security interest created herein.

                           (c)      Upon the "total loss" of any Vehicle, as
reasonably determined by Borrower, Borrower shall promptly notify the Agent and such Vehicle shall no longer constitute a Core Vehicle.

                  6.6 ADDITIONAL VEHICLES. If Borrower or any Restricted Subsidiary obtains any Additional Vehicles, it shall (i) give Agent written notice of the type(s), quantity, vehicle identification numbers, certificate of title number(s), and jurisdiction(s) of registration of each such bus or motor vehicle and provide such other information in connection therewith as Agent may reasonably request and (ii) take such action reasonably satisfactory to Agent as is necessary or appropriate to create, preserve, protect, and perfect the first priority Lien of the Agent for the benefit of the Lender Group in such Vehicle intended to be granted hereby. Notwithstanding anything to the contrary contained elsewhere in this Agreement or the Loan Documents, Borrower and Lenders acknowledge that Agent shall use its sole discretion to determine whether, prior to an Event of Default, to submit to the relevant governmental agency for processing to reflect Agent's Lien thereon any certificates of title respecting Additional Vehicles (other than those listed on Schedule 5.3(b) and other than those that Borrower has requested Agent to submit for processing). Any bus or motor vehicle shall cease to be an Additional Vehicle for purposes of this Agreement at such time as it is sold in a sale leaseback or pledged to a Person other than the Agent in a financing transaction, where such sale or financing transaction is explicitly permitted by this Agreement.

                  6.7 TITLE TO EQUIPMENT. Upon Agent's request, Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

                  6.8 MAINTENANCE OF EQUIPMENT. Maintain the Equipment in such operating condition as exists on the date hereof (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value (excluding ordinary depreciation thereof) and operating efficiency thereof shall at all times be maintained and preserved. Except as required by law, Borrower shall not permit any item of Equipment to become a fixture to real estate (other than Real Property subject to a Mortgage) or an accession to other property, and such Equipment shall at all times remain personal property.

                  6.9 TAXES. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto except to the extent that the validity thereof shall be the subject of a Permitted Protest. Borrower will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits except to the extent that the validity thereof shall be the subject of a Permitted Protest.

                  6.10     INSURANCE.

                           (a)      Borrower will, at all times maintain (at its
expense) in full force and effect insurance on all of the Collateral and on all of the Restricted Subsidiaries' Vehicles, in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are commercially reasonable and in accordance with its established practice and all applicable laws, rules and regulations, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage exceed, in each such case, $5,000,000 per occurrence (or such lower amounts as required by the any applicable Governmental Authority). A schedule of all such insurance presently maintained by Borrower is attached hereto as Schedule 6.10. If any of the Real Property Collateral with a book value of more than $250,000 is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards (an "SFHA"), the improvements thereon shall be insured by flood insurance that is provided under the National Flood Insurance Program (the "Program") in an amount not less than the outstanding principal amount of the Obligations secured by a Mortgage which is reasonably allocable to such Real Property Collateral (less the value of the land) or the maximum amount of coverage under the Program that is available, whichever is less, and Borrower shall comply with the additional requirements of such Program. Such flood insurance shall be maintained during such time that the Program is available. Borrower, at its own expense, shall determine whether any of the Real Property Collateral is located in an SFHA. As of the Closing Date, the only Real Property Collateral located in an SFHA is set forth on Schedule 6.10(a). At any time that insurance at the levels described as "Required Levels" in Schedule 6.10 is not being maintained by Borrower, Borrower will notify Agent in writing thereof and, if thereafter notified by Agent to do so, Borrower will obtain insurance at such levels at least equal to those set forth as "Required Levels" in Schedule 6.10. Borrower will furnish on the Closing Date and annually thereafter to Agent a summary of the insurance carried in respect of Borrower and its assets together with certificates of insurance and other evidence of such insurance, if any, naming Agent as an additional insured with respect to any liability policy and naming Agent as a co-loss payee on any policy of casualty insurance and stating that such insurance shall not be cancelled or materially revised without 30 days' prior written notice by the insurer to Agent, and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower.

                           (b)      Original policies or certificates thereof
satisfactory to Agent evidencing such insurance shall be delivered to Agent at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Agent prompt notice of any loss greater than $500,000 per incident covered by such insurance and, following an Event of Default, Agent shall have the right to adjust any loss. Any monies received as payment for any loss under any

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insurance policy shall be paid over to Agent to be applied to the Obligations;
provided, however, that so long as no Event of Default has occurred and is continuing, payments with respect to such losses of up to the book value of such Vehicle and $500,000 per terminal, but in no event more than $2,000,000 per year for all Vehicles and $2,000,000 per year for all terminals, may be retained by Borrower to rebuild, repair, or replace such property.

                           (c)      Notwithstanding anything to the contrary
contained in this Agreement, so long as no Event of Default shall have occurred and be continuing, Borrower may negotiate reductions of insurance deposits, and transfer such deposits from one carrier to another, and the amount of any reductions in such deposits may be used in Borrower's business without being applied to the Obligations.

                  6.11     [INTENTIONALLY DELETED].

                  6.12 LOCATION OF BORROWER'S BOOKS, INVENTORY, AND EQUIPMENT. Keep Borrower's Books, Inventory, and Equipment only at the locations identified on Schedule 6.12 except for Inventory or Equipment which is in transit to any such location or out for repairs; provided, however, that Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice provided quarterly to Agent and so long as not more than $5,000,000, in the aggregate, of Inventory or Equipment is located outside the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lien of the Agent for the benefit of the Lender Group in such assets.

                  6.13 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including any federal, state and local laws respecting common carriers, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to cause a Material Adverse Change.

                  6.14     EMPLOYEE BENEFITS.

                           (a)      Deliver to Agent: (i) Promptly, and in any
event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the Chief Financial Officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

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                           (b)      Cause to be delivered to Agent, upon Agent's
request, each of the following: (i) a copy of each Plan (or, where any such Plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all non-privileged written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

                  6.15 LEASES. Pay when due all rents and other amounts payable under any material leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

                  6.16     ENVIRONMENTAL CONDITION.

                           (a)      Borrower will not generate, use, treat,
store, release or dispose, or permit the generation, use, treatment, storage, release, or disposal of Hazardous Materials on the Real Property, except for such Hazardous Materials generated, used, treated, stored, released or disposed of in material compliance with all applicable Acts and required in connection with the normal operation, use and maintenance of such Real Property in conduct of the business undertaken on such Real Property, unless such noncompliance either individually, or in the aggregate, could reasonably be expected to cause a Material Adverse Change.

                           (b)      Borrower will and will use its commercially
reasonable efforts to cause all operators, occupants and other third parties to comply with all applicable Acts, except where noncompliance would not reasonably be expected to cause a Material Adverse Change.

                           (c)      At any time following an Event of Default,
or if the Lender Group reasonably believes that a material environmental problem exists with respect to one or more parcels of the Real Property, and upon the reasonable request of Agent: (i) Borrower shall conduct and complete all investigations, studies, samplings, and testings in scope reasonably necessary to address the perceived environmental problem relative to Hazardous Materials at or affecting the Real Property; (ii) Borrower shall provide Agent at Borrower's sole cost and expense and without any liability to the Lender Group, with an environmental site assessment or an environmental audit report, or an update of such assessment or report, by an environmental engineering firm acceptable to Agent, which acceptance shall not be unreasonably withheld, all in scope, form, and content reasonably satisfactory to Agent, to assess with a reasonable degree of certainty the presence or absence of Hazardous Materials and the potential cost in connection with the Remediation of any Hazardous Materials at or related to the Real Property; and (iii) at Borrower's sole cost and expense, Borrower shall promptly take all actions required by

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applicable Acts to Remediate the Real Property prior to the undertaking of any enforcement action by the applicable Governmental Authority. All such work shall be performed by one or more contractors selected by Borrower and approved in advance by Agent, which approval shall not be unreasonably withheld. Borrower shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases, such actions shall be conducted in material compliance with all applicable requirements of all Acts. Any such actions shall be performed in a good, safe, and workmanlike manner and shall minimize any material adverse impact to the Real Property or operations conducted thereon. Borrower shall pay all costs in connection with such investigatory and remedial activities, including but not limited to, all power and utility costs, any and all taxes or fees that may be applicable to such activities. Borrower shall provide Agent with copies of all material reports generated in compliance with the above activities; provided Borrower shall have no such obligation unless the problem giving rise to the investigation or Remediation could reasonably be expected to materially or adversely affect the Real Property. This notwithstanding, upon reasonable request, Borrower will provide Agent with copies of any and all such reports. Within ten days of demand therefor, Borrower shall provide Agent with a bond, letter of credit, or similar financial insurance evidencing that the necessary funds are available for the obligations established by this subparagraph; provided, however, that Agent may only make such a request if (a) Borrower has not previously posted a bond, letter of credit, or similar financial insurance with a Governmental Authority and (b) Borrower does not have Availability under this Agreement to complete such work.

                           (d)      The obligations of Borrower and the rights
of the Lender Group with respect to Hazardous Materials are in addition to and not in substitution of the obligations of Borrower and the rights of the Lender Group under all applicable, federal, state, and local laws, regulations, and ordinances relating to health and safety, and protection of the environment. The obligations of Borrower and the rights of the Lender Group, notwithstanding anything contained herein or in any other document or agreement which may be construed to the contrary, (i) shall not be subject to any antideficiency laws or protections, if any, (ii) shall survive (y) a non-judicial sale, judicial sale or deed or other transaction in lieu of such sale hereunder, and (z) the repayment of the Obligations. In the event Borrower does not timely perform any of its obligations with respect to Hazardous Materials, Agent may perform such obligations, but is not obligated to, at the expense of Borrower and such expense shall be added to the obligations and shall not cure Borrower's breach under this Agreement; provided, however, that the Agent may not exercise its rights to perform such obligations without providing Borrower with written notice of any material failure on Borrower's part to undertake work required by this Section and, after 30 days, Borrower fails to undertake steps to address such obligations.

                           (e)      The Borrower agrees to promptly notify Agent
of any notice or complaint regarding any material noncompliance with any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials with respect to any of the Core Real Property Collateral; or any notices or complaints with respect to the other Real Property if such notices or complaints either individually or in the aggregate reflect noncompliance that could reasonably be expected to cause a Material Adverse Change.

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                  6.17     COMPLIANCE WITH THE ADA.

                           (a)      Borrower shall promptly provide Agent with
copies of all material claims which may be received by Borrower made by any individual, entity, or governmental agency as to any alleged noncompliance of the Real Property with the requirements of the ADA.

                           (b)      Borrower shall observe and comply in all
material respects with all obligations and requirements of the ADA as it applies to the Real Property or future additional building improvements, which shall include (to the extent required by the ADA), without limitation, installing or constructing all improvements or alterations which may be necessary to cause the Real Property to be accessible to all persons if the use of any of the Real Property or any part thereof becomes a "public accommodation," as defined in the ADA, and making any reasonable accommodations which may be necessary to accommodate the needs or requirements of any existing or future employee of Borrower.

                  6.18 UPDATED CURRENT APPRAISALS. The Agent, in its reasonable discretion, may require new appraisals on the General Intangibles (including the Borrower's and its Restricted Subsidiaries' individual and collective enterprise value), Vehicles or the Core Real Property Collateral. Borrower will cooperate with all reasonable requests and do all acts reasonably required by Agent and any Persons employed by them as appraisers in order to assure the timely completion of such new appraisals, and Borrower shall pay to Agent the actual charges paid or incurred by Agent for: (a) one full site appraisal, plus one additional desk top appraisal, in each calendar year for the Vehicles, (b) one appraisal in each calendar year for the General Intangibles (including the Borrower's and its Restricted Subsidiaries' individual and collective enterprise value), (c) one appraisal in each calendar year for each parcel of Core Real Property Collateral, and (d) following an Event of Default, such additional site, full, or desk top appraisals of the assets of Borrower and its Restricted Subsidiaries as Agent shall require.

                  6.19 AVAILABILITY. At all times during the term of this Agreement, Borrower shall cause the Borrowing Base to exceed the Revolving Facility Usage by at least $20,000,000, with Borrower's accounts payable being no less current than Borrower's historical practices.

         7.       NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available, the non-contingent Obligations have not been paid in full, or there exist any Letters of Credit that have not been either terminated, backed-up, or collateralized pursuant to Section 2.2(e), Borrower will not, and will not permit any of its Restricted Subsidiaries to, do any of the following:

                  7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                           (a)      Indebtedness pursuant to this Agreement and
the other Loan Documents together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

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                           (b)      Capital Lease Obligations, purchase money or
mortgage financing to fund Capital Expenditures, to the extent permitted under
Section 7.20;

                           (c)      purchase money financing in respect of buses
and other motor vehicles that are not Vehicles and purchase money financing in respect of Additional Vehicles to the extent that such financing occurs within 365 days of original purchase date;

                           (d)      Existing Indebtedness;

                           (e)      Indebtedness incurred in respect of Hedging
Obligations;

                           (f)      [INTENTIONALLY DELETED];

                           (g)      intercompany Indebtedness between or among
Borrower and any of its Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Borrower or a Wholly Owned Restricted Subsidiary of Borrower, or any sale or other transfer of any such Indebtedness to a Person that is neither Borrower nor a Wholly Owned Restricted Subsidiary of Borrower, shall be deemed to constitute an incurrence of such Indebtedness by Borrower or such Restricted Subsidiary, as the case may be;

                           (h)      the incurrence by Borrower or any of its
Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Agreement to be incurred; and

                           (i)      Indebtedness as a result of guarantee
obligations permitted under Section 7.6.

                           (j)      additional Indebtedness of Borrower and its
Restricted Subsidiaries so long as (i) in the case of additional Indebtedness incurred by Borrower, the Consolidated Interest Coverage Ratio for Borrower's most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period and (ii) in the case of additional Indebtedness incurred by any Restricted Subsidiary, the Consolidated Interest Coverage Ratio for Borrower's and such Restricted Subsidiary's (on a consolidated basis with its Subsidiaries which are Restricted Subsidiaries) most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date or which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as of the additional Indebtedness has been incurred at the beginning of such four-quarter period.

                  7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are extensions, renewals, or replacements of Permitted Liens to the extent that the

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original Indebtedness is refinanced under Section 7.1(h) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness (other than proceeds of the existing collateral in accordance with the instrument creating such Lien)).

                  7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any consolidation or merger with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person except, so long as no Event of Default has occurred and is continuing, or would arise as a result thereof:

                           (a)      any Restricted Subsidiary may be merged or
consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any one or more Restricted Subsidiaries or any Unrestricted Subsidiary (provided that the continuing or surviving corporation shall become a Restricted Subsidiary);

                           (b)      any Restricted Subsidiary may liquidate or
dissolve if, in connection therewith, all of its assets are transferred to Borrower or a Restricted Subsidiary thereof) or any Unrestricted Subsidiary provided that such Unrestricted Subsidiary shall become a Restricted Subsidiary;

                           (c)      the sale of a Restricted Subsidiary in
accordance with Section 7.4; and

                           (d)      the sale of Unrestricted Subsidiaries.

                  7.4      DISPOSAL OF ASSETS. Consummate any Asset Sale unless:

                           (a)      No Default or Event of Default shall have
occurred and be continuing, or would occur as a consequence thereof, and Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

                           (b)      Within 180 days after the receipt of any Net
Proceeds from an Asset Sale, Borrower or any such Restricted Subsidiary may apply such Net Proceeds to (i) permanently repay the principal of any secured indebtedness other than the Obligations (to the extent of the fair value of the assets securing such indebtedness), (ii) permanently repay the Obligations and make a permanent and corresponding reduction in the Commitments, (iii) acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise) Productive Assets or (iv) make any Investment permitted by this Agreement. Pending the final application of any such Net Proceeds, Borrower or any such Restricted Subsidiary shall temporarily reduce outstanding revolving credit borrowings, including Advances under this Agreement. If at any time Borrower has received $2,000,000 or more of Net Proceeds from Asset Sales that it has not applied pursuant to clauses (i), (ii), (iii), or (iv) of this paragraph within the 180 day time frame, then such amount shall be immediately turned over to the Agent to be applied to the Obligations. If, notwithstanding the provisions of this Section 7.4, Borrower conducts an Asset Sale following, or resulting in, an Event of Default, then the Net Proceeds thereof shall be immediately turned over to the Agent to be applied to the Obligations.

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                  7.5      CHANGE NAME. Unless it has complied with the notice
and delivery requirements set forth in Section 7.16, change Borrower's name, FEIN, or corporate structure (to the extent it would be materially misleading within the meaning of Division 9 of the Code).

                  7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except:

                           (a)      Intentionally Deleted;

                           (b)      Indemnities in favor of title insurers;

                           (c)      Reimbursement obligations for Letters of
Credit and letters of credit issued by an Issuer that are guaranteed by an L/C Guaranty;

                           (d)      Endorsement of instruments or items of
payment for deposit to the account of Borrower or any Restricted Subsidiary or which are transmitted or turned over to Agent;

                           (e)      Guarantees under the Loan Documents;

                           (f)      guarantees of Borrower or any Restricted
Subsidiary as a guarantor of the lessee under any lease pursuant to which Borrower or a Restricted Subsidiary is the lessee so long as such lease is otherwise permitted hereunder;

                           (g)      surety bonds of the type permitted by clause
(h)(z) of the definition of Permitted Liens;

                           (h)      guarantees of Existing Indebtedness (as
disclosed on Schedule 7.6(h)), and guarantees pursuant to Permitted Refinancing Indebtedness;

                           (i)      guarantees of Indebtedness permitted
hereunder; and

                           (j)      indemnifications and guarantees (other than
guarantees of Indebtedness) made in the ordinary course of business provided that such indemnities and guarantees could not individually or in the aggregate cause a Material Adverse Change.

                  7.7      RESTRUCTURE.

                           (a)      Make any change in the nature of its
business operations other than reasonable extensions thereof.

                           (b)      Make any change in the ending date of its
fiscal year; provided that Borrower or such Restricted Subsidiary may change its fiscal year with the approval of the Agent, which approval shall not be unreasonably withheld.

                  7.8 PREPAYMENTS. Make any optional payment or prepayment on or redemption of (a) the Senior Notes (other than (i) the issuance of Permitted Refinancing Indebtedness in connection therewith, or (ii) pursuant to
Section 3.07(b) of the Indenture);

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(b) any Indebtedness which is expressly subordinated in right of payment to the
Obligations (other than the Obligations, the Convertible Debentures, the Exchange Debentures, and Permitted Refinancing Indebtedness provided for in
Section 7.1(h)); (c) any obligations owing under the Intercompany Agreement; or
(d) any Indebtedness during the existence of an Event of Default.

                  7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

                  7.10 RESTRICTED PAYMENTS. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of Borrower's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Borrower's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Borrower); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Borrower) any Equity Interests of Borrower (other than any such Equity Interests owned by Borrower or any Wholly Owned Restricted Subsidiary of Borrower); or (iii) make any Restricted Investment (all such actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), except:

                           (a)      Restricted Payments consisting of Restricted
Investments to the extent that:

                                    (i)      no Default or Event of Default
shall have occurred and be continuing or would occur as a consequence thereof;

                                    (ii)     Borrower would, at the time of such
Restricted Investment and after giving pro forma effect thereto as if such Restricted Investment had been made at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 7.1(j) hereof; and

                                    (iii)    such Restricted Investment,
together with the aggregate amount of all other Restricted Payments made by Borrower and its Restricted Subsidiaries after the date of this Agreement (excluding Restricted Payments permitted by clause (f), but including, without duplication, Restricted Payments permitted by clauses (b), (c), (d), and (e) of this Section 7.10), is less than the sum of (A) 50% of the Consolidated Net Income of Borrower for the period (taken as one accounting period) from January 1, 2003 to the end of Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate net cash proceeds received by Borrower from the issue or sale since the date of this Agreement of Equity Interests of Borrower (other than Disqualified Stock) or of Disqualified Stock of debt securities of Borrower that have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of Borrower and other than

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Disqualified Stock or convertible debt securities that have been converted into
Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the date of this Agreement is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Restricted Investment (less the cost disposition, if any) and (2) the initial amount of such Restricted Investment, plus (D) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair value of Borrower's Investments in such Restricted Subsidiary and (2) the amount of Restricted Investments previously made by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary, plus (E) the Net Proceeds of Asset Sales permitted under Section 7.4 and the net proceeds of any asset sale that is not an Asset Sale to the extent not used under Section 7.12(n).

                           (b)      so long as no Default or Event of Default
shall have occurred and be continuing or would occur as a consequence thereof, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower held by any member of Borrower's or any of its Restricted Subsidiaries' management (or the estate or a trust for the benefit of any such member of management); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any calendar year;

                           (c)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, the payment of regularly scheduled dividends on the Preferred Stock in an amount not to exceed $1,000,000 in any fiscal year and any payments upon the redemption or conversion of the Preferred Stock not to exceed $7,500,000;

                           (d)      [INTENTIONALLY DELETED]

                           (e)      [INTENTIONALLY DELETED]

                           (f)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, the acquisition of Equity Interests of Borrower in connection with the exercise of stock options, warrants or stock appreciation or similar rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations; and

                           (g)      the Restricted Subsidiaries may make
Restricted Payments to Borrower or any other Restricted Subsidiary of Borrower.

                           The amount of all Restricted Payments (other than
cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

                  7.11 ACCOUNTING METHODS. Modify or change its method of accounting (expect in conformity with changes in GAAP).

                  7.12 ADVANCES, INVESTMENTS AND LOANS. Make any Investment except:

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                           (a)      Investments in cash and Cash Equivalents;

                           (b)      Borrower and its Restricted Subsidiaries may
acquire and hold Accounts, if created or acquired in its ordinary course of business and payable or dischargeable in accordance with its customary trade terms of Borrower or such Restricted Subsidiary;

                           (c)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, Borrower and its Restricted Subsidiaries may make loans and advances to employees for moving and travel expenses and other similar expenses and bridge loans for the purchase of homes, in each case incurred in the ordinary course of business, and may make loans and advances to directors, officers and employees, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding (determined without respect to any write-down or write-off of any such loans or advances);

                           (d)      Investments (including debt obligations and
Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                           (e)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, Borrower and its Restricted Subsidiaries may make Investments in any domestic Wholly Owned Restricted Subsidiary and up to $10,000,000 outstanding at any one time in any foreign Wholly Owned Restricted Subsidiary;

                           (f)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, Borrower may invest the deposits held pursuant to the cash collateral arrangements entered into in connection with its leveraged bus leases in the investments permitted pursuant to the documents thereof;

                           (g)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, Investments made as a result of their receipt of non-cash consideration of an Asset Sale that was made pursuant to and in compliance with Section 7.4 or a disposition of assets that does not constitute an Asset Sale;

                           (h)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, Investments in Hedging Obligations reasonably acceptable to the Agent;

                           (i)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, Investments permitted by Sections 7.1, 7.6 and 7.20;

                           (j)      Investments in existence on the date hereof
(as disclosed on Schedule 7.12(j)) and so long as no Default or Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, extensions, renewals, modifications, restatements or replacements thereof so long as the aggregate dollar amount of all such extensions, renewals, modifications, restatements, or replacements does not exceed the amount of such Investments in existence on the date hereof;

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                           (k)      Investments in a Person engaged principally
in the business of providing passenger bus service or businesses reasonably complementary or related thereto having an aggregate fair market value (measured on the date such Investment is made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (k), that does not exceed the sum of (i) $20,000,000 plus (ii) an amount equal to the Fair Market Value of any Common Stock issued to acquire Productive Assets or a Person that becomes a Wholly Owned Restricted Subsidiary of Borrower, provided that the aggregate amount of such Investments pursuant to this clause (k) in Persons that are not Subsidiaries of Borrower shall not exceed (A) $10,000,000, plus (B) an amount equal to the Fair Market Value of any Common Stock issued to acquire Productive Assets or a Person that becomes a Wholly Owned Restricted Subsidiary of Borrower.

                           (l)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, any Investment by Borrower or any Restricted Subsidiary in a Person if as a result of such Investment such Person becomes a Wholly Owned Restricted Subsidiary (and, if a domestic Wholly Owned Restricted Subsidiary, becomes a Guarantor of the Obligations and executes a Subsidiary Security Agreement) or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, transfer of a Wholly Owned Restricted Subsidiary of Borrower;

                           (m)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Borrower;

                           (n)      so long as no Default or Event of Default
shall have occurred and be continuing, or would occur as a consequence thereof, Investments made with the Net Proceeds of Asset Sales permitted under Section
7.4 or with the proceeds of any asset sale that is not an Asset Sale to the extent not used under Section 7.10(a); and

                           (o)      Investments permitted under clause (a) of
Section 7.10.

provided, however, that Borrower and its Restricted Subsidiaries shall not have Investments (other than Collections in the Lockbox Accounts, the Specified Local Collection Accounts, and Investments in the Excluded Accounts) in deposit accounts or Securities Accounts unless Borrower or its Restricted Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Investments, as Agent shall determine in its discretion, to perfect (and further establish) the Agent's security interest in such Investments.

                  7.13 TRANSACTIONS WITH AFFILIATES. Enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate (an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms and conditions substantially as favorable (or more favorable) to Borrower as would be obtainable by Borrower at the time in a comparable arm's-length transaction with a Person other than an Affiliate and
(ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to Borrower of such Affiliate Transaction from a financial point of view is issued by an accounting, appraisal or investment banking firm of national standing. In addition,

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notwithstanding the foregoing, Borrower and the Restricted Subsidiaries shall be entitled to make the following payments or enter into the following transactions:

                           (a)      intercompany loans in compliance with
Section 7.12;

                           (b)      cash contributions made to Subsidiaries
pursuant to Section 7.12;

                           (c)      the payment of reasonable and customary fees
and reimbursement of expenses payable to directors;

                           (d)      employment arrangements with respect to the
performance of services of directors, officers and employees in the ordinary course of business and the payment of reasonable fees in connection therewith;

                           (e)      intercompany transfers among Borrower and
its Restricted Subsidiaries in the ordinary course of business;

                           (f)      Restricted Payments that are in compliance
with Section 7.10;

                           (g)      sales of Equity Interests (other than
Disqualified Stock) of Borrower to the Laidlaw Companies;

                           (h)      pay up to $2,000,000 annually to the Laidlaw
Companies for management or other services provided by the Laidlaw Companies;
and

                           (i)      make payments to, or receive benefits from,
the Laidlaw Companies for any income tax liability, or loss, that Borrower would have been required to pay tax on, or receive benefit for, had Borrower filed on a separate return basis;

provided, however, that no payments shall be made by Borrower to the Laidlaw Companies under this second sentence of this Section 7.13 if immediately following such payment Borrower would have less than $20,000,000 in the aggregate of Qualified Cash and excess Availability.

                  7.14 SUSPENSION. Suspend or go out of a substantial portion of its business.

                  7.15 USE OF PROCEEDS. Use the proceeds of the Advances for any purpose other than consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes and to pay transactional costs and expenses incurred in connection with this Agreement.

                  7.16 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE. Relocate its chief executive office to a location, or reincorporate in another jurisdiction, requiring the filing of new UCC-1 financing statements or UCC-2 or UCC-3 financing statement amendments (as the case may be), without providing 30 days (or such shorter period as Agent may agree to) prior written notification thereof to Agent and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lien of Agent (for the benefit of the Lender Group), and Borrower shall use its commercially

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reasonable efforts to obtain a Collateral Access Agreement (in form reasonably satisfactory to Agent) from any lessor of any such new location.

                  7.17 RESTRICTIONS AFFECTING SUBSIDIARIES. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to Borrower or any of its Restricted Subsidiaries; (b) make loans or advances to Borrower or any of its Restricted Subsidiaries; or (c) transfer any of its properties or assets to Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness, (2) this Agreement or the other Loan Documents, (3) the Senior Notes, (4) applicable law, (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (6) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property or assets, (8) customary provisions in bona fide contracts for the sale of property or assets, or (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

                  7.18 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                           (a)      engage, or permit any Subsidiary of Borrower
to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                           (b)      permit to exist with respect to any Benefit
Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                           (c)      fail, or permit any Subsidiary of Borrower
to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                           (d)      terminate, or permit any Subsidiary of
Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its

Subsidiaries or any ERISA Affiliate under Title IV of ERISA other than liability voluntarily assumed through a commitment to make a Plan sufficient for benefit liabilities entered into pursuant to 29 C.F.R. Section 2617.7 undertaken in the normal business course of a voluntary Plan termination;

                           (e)      fail, or permit any Subsidiary of Borrower
to fail, to make any required contribution or payment to any Multiemployer Plan;

                           (f)      fail, or permit any Subsidiary of Borrower
to fail, to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment;

                           (g)      amend, or permit any Subsidiary of Borrower
to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                           (h)      withdraw, or permit any Subsidiary of
Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $10,000,000.

                  7.19     FINANCIAL COVENANTS. Fail to maintain:

                           (a)      Maximum Total Indebtedness to Consolidated
Cash Flow Ratio. A ratio of Total Indebtedness to Consolidated Cash Flow that is not greater than the following amount as of the end of the following fiscal quarters of Borrower, calculated on a trailing four fiscal quarter basis:

 Fiscal Quarter Ending                               Maximum Ratio
 ---------------------                               -------------
6/30/03                                                6.10:1.00
9/30/03                                                5.85:1.00
12/31/03                                               5.40:1.00
3/31/04 and each fiscal                                4.75:1.00
quarter thereafter

                           (b)      Minimum Consolidated Interest Coverage
Ratio. A Consolidated Interest Coverage Ratio of at least the following amount as of the end of the following fiscal quarters of Borrower, calculated on a trailing four fiscal quarter basis.

      Fiscal Quarter Ending                             Minimum Ratio
      ---------------------                             -------------
6/30/03                                                   1.70:1.00
9/30/03                                                   1.80:1.00
12/31/03                                                  1.80:1.00
3/31/04 and each fiscal quarter
thereafter                                                2.00:1.00

                           (c)      Minimum Consolidated Cash Flow. Consolidated
Cash Flow of at least the following amount as of the end of the following fiscal quarters of Borrower.

           Fiscal Quarter Ending                        Minimum Cash Flow
           ---------------------                        -----------------
6/30/03 (for the quarter then ended)                     $     7,000,000
9/30/03 (for the two quarters then ended)                $    42,000,000
12/31/03 (for the three quarters then ended)             $    53,750,000
3/31/04 (for the quarter then ended)                    ($    -4,500,000)
6/30/04 (for the two quarters then ended)                $     7,000,000
9/30/04 (for the three quarters then ended)              $    42,000,000

provided, however, that should the Borrower's financial projections for its fiscal year ending 2004 be timely delivered pursuant to Section 6.4(g), in form and substance acceptable to Agent, Borrower and Agent will negotiate in good faith to determine by October 31, 2003 new levels for each of the financial covenants set forth in paragraphs 7.19(a), (b) and (c) above for periods commencing March 31, 2004 and using methodology substantially similar to that used by Agent to set the above financial covenant levels, such new levels (if any) to be no less favorable to Borrower than the levels set forth above as of the Closing Date. In the event that such reset covenants are acceptable to Required Lenders and Borrower, this Agreement will be amended accordingly.

                  7.20 CAPITAL EXPENDITURES. Make or commit to make any Capital Expenditure exceeding, in the aggregate for Borrower and its Restricted Subsidiaries during any fiscal year, the sum of (a) $35,000,000; plus (b) the amount of any casualty insurance or condemnation proceeds received by Borrower or its Restricted Subsidiaries in the same fiscal year and applied by such Person towards the replacement of such assets or the purchase of similar assets; plus (c) the amount of cash proceeds received by Borrower or its Restricted Subsidiaries from Asset Sales permitted under Section 7.4 to the extent such proceeds are reinvested in accordance with the terms of such Section 7.4.

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

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

                  8.1 If Borrower fails to pay any principal amount of the Advances when due or shall fail to pay any portion of the Obligations (whether of interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations) other than principal within 5 days after such amount becomes due and payable;

                  8.2 If (a) Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.4, 6.6, 6.10 or 6.18 of this Agreement and such failure continues for a period of 15 days (with respect to Sections 6.4, 6.6, and 6.18) or 5 days (with respect to Section 6.10) from the date of such failure or neglect; (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in Article 6 of this Agreement and such failure continues for a period of 30 days from the date of such failure or neglect; or (c) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Article 8);

                  8.3      If there is a Material Adverse Change;

                  8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                  8.5      If an Insolvency Proceeding is commenced by Borrower;

                  8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

                  8.7 If one or more judgments or decrees shall be entered against Borrower for the payment of money in excess of $5,000,000 in the aggregate at any time outstanding (which amount is not covered by insurance with customary deductibles where the insurer has not denied coverage), and the same shall remain unpaid, unvacated, unbonded, or unstayed pending appeal for a period of 30 days from the date of entry;

                  8.8 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets;

                  8.9 If there is a default in any material agreement (including the Indenture) to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s),

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

irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder or any such Person has accelerated any such obligations (including any acceleration of the Senior Notes or the Preferred Stock);

                  8.10 If any warranty or representation made or deemed made by Borrower, any Guarantor, or any officer, employee, agent, or director of Borrower or any Guarantor in any Loan Document or which is contained in any certificate, document, or financial, or other statement furnished at any time under or in connection with any Loan Document shall prove to be incorrect in any material respect when made or deemed made;

                  8.11 If the obligation of any Guarantor under its Guaranty is limited or terminated by operation of law or by the Guarantor thereunder, or any such Guarantor becomes the subject of an Insolvency Proceeding;

                  8.12 If Borrower or any Guarantor fails or neglects to perform, keep or observe any term, provision, condition, covenant, or agreement contained in, any other Loan Document; provided, however, that to the extent Borrower would have any grace period available to it under Section 8.2 for its failure or neglect under this Agreement, Borrower and each Guarantor shall have the same grace period for their failure or neglect of the same or substantially similar term, provision, condition, covenant or agreement contained in another Loan Document;

                  8.13     If there shall occur a Change in Control; or

                  8.14 If the holder of any Lien (other than the Lien of Agent on behalf of the Lender Group or a Lien subject to a Permitted Protest) affecting Collateral commences to exercise its legal remedies pursuant to such Lien.

         9.       THE LENDER GROUP'S RIGHTS AND REMEDIES.

                  9.1      RIGHTS AND REMEDIES.

                           (a)      Acceleration. If any Event of Default
described in Sections 8.5 or 8.6 shall occur, then immediately and without demand all non-contingent Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, shall be due and payable, and Borrower shall satisfy all obligations of the Lender Group under outstanding Letters of Credit pursuant to Section 2.2(e). If any other Event of Default shall occur, then Agent may, or at the direction of the Required Lenders shall, declare all non-contingent Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, to be due and payable, and require Borrower to satisfy all obligations of the Lender Group under outstanding Letters of Credit pursuant to Section 2.2(e).

                           (b)      Other Remedies. In addition to the remedies
set forth in Section 9.1(a), if an Event of Default shall occur Agent may, and at the direction of the Required Lenders shall, without notice of any such election exercise any one or more of the following rights and remedies, all of which are authorized by Borrower:

                                    (i)      Cease advancing money or extending
credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

                                    (ii)     Terminate the Lenders' Commitments,
or terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group's rights and security interests in the Collateral and without affecting the Obligations;

                                    (iii)    Settle or adjust disputes and
claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

                                    (iv)     Without notice to or demand upon
Borrower or any Guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its Lien on the Collateral. Borrower agrees to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent's determination appears to conflict with the Liens of Agent (for the benefit of the Lender Group) in the Collateral and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

                                    (v)      Without notice to Borrower (such
notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of the Code), set-off and apply to the Obligations any and all (y) balances and deposits of Borrower held by the Lender Group, or (z) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

                                    (vi)     Hold, as cash collateral, any and
all balances and deposits of Borrower held by the Lender Group, and any Collections, to secure the full and final repayment of all of the Obligations;

                                    (vii)    Ship, reclaim, recover, store,
finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit. In connection with any contemplated sale of the Personal Property Collateral, or any contemplated sale of the Real Property Collateral as provided under the Mortgages, Agent may in its discretion order such updated appraisals on the Collateral and the Subsidiary Collateral as it determines are necessary and the costs of the same shall be Lender Group Expenses;

                                    (viii)   Sell the Personal Property
Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

                                    (ix)     Agent shall give notice of the
disposition of the Personal Property Collateral as follows:

                                             (1)      Agent shall give Borrower
and each holder of a security interest in the Personal Property Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                                             (2)      The notice shall be
personally delivered or mailed, postage prepaid, to Borrower as provided in
Section 12, at least 10 days before the date fixed for the sale, or at least 10 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Agent;

                                             (3)      If the sale is to be a
public sale, Agent also shall give notice of the time and place by publishing a notice one time at least 10 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                                    (x)      Agent may credit bid and purchase
at any public sale; and

                                    (xi)     Any deficiency that exists after
disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrower.

                  9.2 REMEDIES CUMULATIVE. The Lender Group's rights and remedies under this Agreement, the Loan Documents (including the Mortgages), and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

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

                  9.3 FORECLOSURE NOT A DISCHARGE. Foreclosure shall not operate as a discharge to Borrower's Obligations to the Lender Group as to Hazardous Materials and the indemnity provisions in Section 11.3; and in the event Borrower tenders a deed in lieu of foreclosure for all or part of the Real Property Collateral, Borrower shall deliver such property to Agent (or its designee) free of any and all Hazardous Materials.

                  9.4 RELEASE OF TRUST MONIES. To the extent that any monies retained by Agent or the Lender Group from Collections or otherwise in respect of Designated Payables do not constitute property of Borrower, the Lender Group agrees and Borrower authorizes Agent from and after an Event of Default, or at any time that there is a delinquency in paying the Designated Payables, to segregate and deliver such monies into a separate deposit account controlled by Borrower. Any such repayment shall constitute an advance under
Section 2.1 to the extent such repayment was previously applied against the Obligations. Borrower agrees to provide Agent with accurate and complete reporting as frequently as required by Agent in order to correctly track the amount of such monies.

         10.      TAXES AND EXPENSES.

                  If Borrower fails to pay any monies (including taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement (subject to Permitted Protests), then, to the extent that Agent determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Agent may do any or all of the following: (a) make payment of the same or any part thereof (but only to the extent that such payment does not prejudice Borrower's rights to conduct a Permitted Protest); (b) set up such reserves in Borrower's Loan Account as Agent deems necessary to protect the Lender Group from any taxes and Liens that would take priority over the Lien of Agent for the benefit of the Lender Group, and, for purposes of this clause (b), irrespective of whether a Permitted Protest is contemplated or has been undertaken; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing, unless Borrower has notified Agent of a Permitted Protest.

         11.      WAIVERS; INDEMNIFICATION.

                  11.1 DEMAND; PROTEST; ETC. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

                  11.2 THE LENDER GROUP'S LIABILITY FOR COLLATERAL. So long as the Lender Group complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

                  11.3 INDEMNIFICATION. Borrower agrees to defend, indemnify, save, and hold each Agent-Related Person, each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each an "Indemnified Person") harmless against from any of the following (collectively, the "Indemnified Liabilities"):
(a) all obligations, demands, claims, and liabilities (but as to taxes, only taxes that are payable by Borrower under Sections 2.15 or 2.16) claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all Losses in any way suffered, incurred, or paid by such Indemnified Person as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document; and (c) all Losses suffered or incurred by any Indemnified Person, regardless of negligence, whether as a holder of security interests in Real Property, as mortgagee in possession, or as successor in interest to Borrower as owner of the Real Property by virtue of foreclosure or acceptance of a deed or other transaction in lieu of foreclosure, or after partial or total reconveyance of the mortgage, arising from, in respect of, as a consequence of (whether foreseeable or unforeseeable) or in connection with the use, storage, disposal, generation, transportation, spill, or treatment of any Hazardous Materials at or related to the Real Property whether or not originating or emanating from the Real Property. Notwithstanding the foregoing, Borrower shall not be required to indemnify any Indemnified Person for such Person's gross negligence or willful misconduct or any action by Agent occurring after foreclosure, acceptance of a deed in lieu of foreclosure, or similar transfer to any Indemnified Party or its successor, including any losses arising from or related to any Hazardous Materials that are first used, stored, disposed, generated, transported, spilled or treated at any Real Property after such transfer, unless such use, storage, disposal, generation, transportation, spill or treatment is caused by Borrower or a Subsidiary. The provisions of this Section 11.3 shall survive the termination of this Agreement.

         12.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Agent, as the case may be, at its address set forth below:

         IF TO BORROWER:            GREYHOUND LINES, INC.
                                    15110 North Dallas Parkway
                                    Dallas, Texas 75248
                                    Chief Financial Officer
                                    Fax No. 972.387.1874

         WITH A COPY TO:            GENERAL COUNSEL
                                    Fax No. 972.789.7403

         AND WITH ADDITIONAL        WEIL, GOTSHAL & MANGES LLP
         COPIES TO:                 100 Crescent Court, Suite 1300
                                    Dallas, Texas 75201-6950
                                    Attn: Glenn D. West, Esq.
                                    Fax No. 214.746.7777

         IF TO AGENT                FOOTHILL CAPITAL CORPORATION
         OR THE LENDER GROUP        2450 Colorado Avenue
         IN CARE OF AGENT:          Suite 3000 West
                                    Santa Monica, California 90404
                                    Attn: Business Finance Division Manager
                                    Fax No. 310.453.7415

         WITH A COPY TO:            FOOTHILL CAPITAL CORPORATION
                                    400 Northpark Town Center
                                    1000 Abernathy Road
                                    Suite 1450
                                    Atlanta, Georgia 30328
                                    Attn: Kevin Belanger
                                    Fax No. 770.508.1375

         AND WITH ADDITIONAL        BUCHALTER, NEMER, FIELDS & YOUNGER
         COPIES TO:                 601 South Figueroa Street, Suite 2400
                                    Los Angeles, California 90017
                                    Attn: Robert C. Colton, Esq.
                                    Fax No. 213.896.0400

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Agent in connection with enforcement rights against the Collateral under the Code shall be deemed given when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.

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

         13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT OR THE LOAN DOCUMENTS SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO PROTECT OR REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         14.      DESTRUCTION OF BORROWER'S DOCUMENTS.

                  All documents, schedules, invoices, agings, or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent 4 months after they are delivered to or received by Agent, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

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         15.      ASSIGNMENTS AND PARTICIPATION; SUCCESSORS.

                  15.1     ASSIGNMENTS AND PARTICIPATION.

                           (a)      Any Lender may, with the written consent of
the Agent, assign and delegate to one or more Eligible Transferees (each an "Assignee") all, or any ratable part, of the Obligations, the Commitments, and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Borrower and Agent a fully executed Assignment and Acceptance ("Assignment and Acceptance") in the form of Exhibit A-1; (iii) all formalities required by Section 15.3 have been met; and (iv) the assignor Lender or Assignee has paid to Agent for Agent's sole and separate account a processing fee in the amount of $5,000; provided, however that no such fee shall be required where such assignment is required pursuant to the provisions of Section 2.18. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

                           (b)      From and after the date that Agent notifies
the assignor Lender that it has received a fully executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.

                           (c)      By executing and delivering an Assignment
and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any guarantor or the performance or observance by Borrower or any guarantor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed

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appropriate to make its own credit analysis and decision to enter into such
Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                           (d)      Immediately upon the Assignor's or the
Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments of the Assignor and Assignee arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender pro tanto.

                           (e)      Any Lender may at any time, with the written
consent of the Agent, which consent shall not be unreasonably withheld, sell to one or more Persons (a "Participant") participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating;
(D) postpone the payment of, or reduce the amount of, the interest or fees hereunder in which such Participant is participating; or (E) reduce the amount or extend the due dates of scheduled principal repayments or prepayments in respect of the Obligations hereunder in which such Participant is participating; and (v) all amounts payable by Borrower hereunder shall be determined as if such Originating Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that no Participant may exercise any such right of set-off without the notice to and consent of Agent. The rights of any Participant shall only be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any direct rights as

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to the other Lenders, Agent, Borrower, the Collections, the Collateral, or
otherwise in respect of the Advances or the Letters of Credit. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 15.1(e) are solely for the benefit of the Lender Group, and Borrower shall have no rights as a third party beneficiary of any of such provisions.

                           (f)      Notwithstanding any other provision in this
Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

                  15.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and its rights and duties hereunder pursuant to Section 15.1 and no consent or approval by Borrower is required in connection with any such assignment.

                  15.3 REGISTRY. Borrower hereby designates the Agent to serve as Borrower's agent, solely for purposes of this Section 15.3, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Lenders, the Advances made by each of the Lenders and each repayment in respect of the principal amount of the Obligations owing to each Lender, including the Agent Advances and Agent Loans owing to Agent. Failure to make any such recordation, or any error in such recordation shall not affect Borrower's obligations in respect of the Advances. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Advances made pursuant to such Commitment as contemplated by Section 15.1(a) shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitment and Advances and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Advances shall remain owing to the transferor.

         16.      AMENDMENTS; WAIVERS.

                  16.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Agent, do any of the following:

                           (a)      increase or extend the Commitment of any
Lender;

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                           (b)      postpone or delay any date fixed by this
Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                           (c)      reduce the principal of, or the rate of
interest specified herein on, any Loan, or any fees or other amounts payable to any Lender hereunder or under any other Loan Document;

                           (d)      change the percentage of the Commitments or
of the aggregate unpaid principal amount of the Advances which is required for the Lenders or any of them to take any action hereunder;

                           (e)      increase the advance rate with respect to
Advances (except for the restoration of an advance rate after the prior reduction thereof), change Section 2.1(b), or amend the definition of Borrowing Base (or the component definitions thereof) in any way that would increase Availability (except as provided in Section 2.1(l));

                           (f)      amend this Section or any provision of the
Agreement providing for consent or other action by all Lenders;

                           (g)      release Collateral or any Subsidiary
Collateral other than as permitted by Section 17.11;

                           (h)      change the definition of "Required Lenders";
or

                           (i)      release Borrower from any Obligation for the
payment of money or release any Guarantor from its Guaranty or from any obligation for the payment of money.

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document; and, provided further, that the limitation contained in clause (e) above shall not be deemed to limit the ability of Agent to make Advances or Agent Loans, as applicable, in accordance with the provisions of Sections 2.1(g), (h), or (l). The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

                  16.2 NO WAIVERS; CUMULATIVE REMEDIES. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agent and/or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.

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         17.      AGENT; THE LENDER GROUP.

                  17.1 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby designates and appoints Foothill as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Article 17. The provisions of this Article 17 are solely for the benefit of Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions contained herein; provided, however, that the provisions of Sections 17.9, 17.10, 17.11, and 17.16(d) also shall be for the benefit of Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim for Lenders, notices and other written agreements with respect to the Loan Documents; (c) make Advances for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Advances, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

                  17.2 DELEGATION OF DUTIES. Except as otherwise provided in this Section, Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct. The foregoing notwithstanding, Agent shall not make any material delegation of duties to subagents or non-employee delegees without the prior written consent of Required Lenders (it

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being understood that routine delegation of such administrative matters as filing financing statements, or conducting appraisals or audits, is not viewed as a material delegation that requires prior Required Lender approval).

                  17.3 LIABILITY OF AGENT-RELATED PERSONS. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or, (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower, or any of Borrower's Subsidiaries or Affiliates.

                  17.4 RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants, and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, and until such instructions are received, Agent shall act, or refrain from acting, as they deem advisable so long as they are not grossly negligent or guilty of willful misconduct. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

                  17.5 NOTICE OF DEFAULT OR EVENT OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except that Agent shall be deemed to have knowledge with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lender Group, except with respect to actual knowledge of the existence of an Overadvance, and except with respect to Defaults and Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of

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Default of which Agent has, or is deemed to have, actual knowledge. If any
Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders; provided, however, that:

                           (a)      At all times, Agent may propose and, with
the consent of Required Lenders (which shall be deemed to have been given by a Lender unless such Lender has notified Agent to the contrary in writing within three days of notification of such proposed actions by Agent) exercise, any remedies on behalf of the Lender Group; and

                           (b)      At all times, once Required Lenders or all
Lenders, as the case may be, have approved the exercise of a particular remedy or pursuit of a course of action, Agent may, but shall not be obligated to, make all administrative decisions in connection therewith or take all other actions reasonably incidental thereto (for example, if the Required Lenders approve the foreclosure of certain Collateral, Agent shall not be required to seek consent for the administrative aspects of conducting such sale or handling of such Collateral).

                  17.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrower, and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of Borrower, and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

                  17.7 COSTS AND EXPENSES; INDEMNIFICATION. Agent may incur and pay Lender Group Expenses to the extent Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, but subject to any

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requirements of the Loan Documents that it obtain any applicable consents or engage in any required consultation, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, including costs of Agent or any Nominee arising out of the actions contemplated in Section 17.11(c) respecting Post-Foreclosure Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender's Pro-Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro-Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence, bad faith, or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 17.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

                  17.8 AGENT IN INDIVIDUAL CAPACITY. Foothill and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests, in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Foothill was not the Agent hereunder without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Foothill and its Affiliates may receive information regarding Borrower or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall be under no obligation to provide such information to them. With respect to the Agent Loans and Agent Advances, Foothill shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms "Lender" and "Lenders" include Foothill in its individual capacity.

                  17.9 SUCCESSOR AGENT. Agent may resign as Agent following notice of such resignation ("Notice") to the Lenders and Borrower, and effective upon the appointment of and acceptance of such appointment by, a successor Agent. If Agent resigns under this Agreement, the Required Lenders with the consent of Borrower (not to be unreasonably delayed or withheld)

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shall appoint any Lender or Eligible Transferee as successor Agent for the
Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After the retiring Agent's resignation hereunder as the Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

                  17.10 WITHHOLDING TAX. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent and Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent and Borrower fully for all amounts paid, directly or indirectly, by Agent or Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or Borrower under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation of Agent.

                  17.11    COLLATERAL MATTERS.

                           (a)      The Lenders hereby irrevocably authorize
Agent to release any Lien on any Collateral (i) upon the termination of the Commitments, the payment and satisfaction in full by Borrower of all non-contingent Obligations, and the satisfaction of all obligations of the Lender Group under outstanding Letters of Credit pursuant to Section 2.2(e) and upon such termination and payment Agent shall deliver to Borrower, at Borrower's sole cost and expense, all UCC termination statements and any other documents necessary to terminate the Loan Documents and release the Liens with respect to the Collateral; (ii) which is the subject of an Asset Sale permitted by Section
7.4 or is a disposition of an asset which does not constitute an Asset Sale and if Borrower so certifies such facts to Agent (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to Borrower under a lease that has expired or been terminated in a transaction permitted under this Agreement; (v) constituting a parcel of non-Core Real Property Collateral, with a book value of less than $250,000, if such parcel is located in an SFHA, upon the exercise of the Agent's discretion, or at the request of any Lender to comply with applicable regulatory requirements; or (vi) upon the exercise of the Agent's discretion, but the aggregate book value of all such Collateral released under this clause (vi) shall not exceed $5,000,000. Except as provided above, Agent will not release any Lien on any Collateral without the prior written authorization of the Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (y) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those

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expressly being released) upon, or obligations of Borrower in respect of, all interests retained by Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                           (b)      Agent shall have no obligation whatsoever to
any of the Lenders to assure that the Collateral exists or is owned by Borrower, is cared for, protected, or insured or has been encumbered, or that the Liens of the Agent (for the benefit of the Lender Group) have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem commercially reasonable, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

                           (c)      Agent shall exercise all rights and remedies
afforded the Lender Group hereunder with respect to the Collateral, with the advice and assistance of the Lenders. Agent may in its own name or through the formation of one or more business entities ("Nominee"), own or manage any Collateral acquired as a result of "bidding in" at a foreclosure sale or similar disposition or obtained through a deed in lieu or the like ("Post-Foreclosure Property"). Agent shall manage any such Nominee, and manage and dispose of any such Post-Foreclosure Property with a view towards the realization of the economic benefits of the ownership of the same, and in such regard the Agent or such Nominee may operate, repair, manage, maintain, develop, and dispose of any such Post-Foreclosure Collateral as the Agent determines is appropriate under the circumstances. Agent, and any such Nominee, with respect to the conduct of such liquidation and management of such Post-Foreclosure Collateral shall have all of the rights, powers, privileges, discretions, and immunities granted to the Agent hereunder. Each Lender shall execute all such instruments and documents as the Agent or such Nominee may request with respect to the creation and governance of any Nominee, the exercise of the Lender Group's rights and remedies, and the disposition of any Post-Foreclosure Collateral.

                  17.12    RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF
PAYMENTS.

                           (a)      Each of the Lenders agrees that it shall
not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set-off against the Obligations any amounts owing by such Lender to Borrower or any accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

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                           (b)      Subject to Section 17.8, if, at any time or
times any Lender shall receive (i) by payment, foreclosure, set-off, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or
(ii) payments from Agent in excess of such Lender's Pro-Rata Share of all such distributions by Agent, such Lender shall promptly (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro-Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participation shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

                  17.13 AGENCY FOR PERFECTION. Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Liens of the Lender Group in assets which, in accordance with Division 9 of the UCC can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall (i) in the case of any Securities Account or deposit account, enter into a Control Agreement in form and substance satisfactory to Agent with regard to such account and (ii) in the case of all other Collateral, deliver such Collateral to Agent or in accordance with Agent's instructions.

                  17.14 PAYMENTS BY AGENT TO THE LENDERS. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on Schedule C-1, or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.

                  17.15 CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit (subject to Section 4.1) of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent, Required Lenders, or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent, Required Lenders, or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

                  17.16    FIELD AUDITS AND EXAMINATION REPORTS;
CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By signing this Agreement, each Lender;

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                           (a)      is deemed to have requested that Agent
furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent, and Agent shall so furnish each Lender with such Reports;

                           (b)      expressly agrees and acknowledges that Agent
(i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

                           (c)      expressly agrees and acknowledges that the
Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower's books and records, as well as on representations of Borrower's personnel;

                           (d)      agrees to keep all Reports and other
material information obtained by it pursuant to the requirements of this Agreement in accordance with its reasonable customary procedures for handling confidential information and in accordance with Section 18.8; and

                           (e)      without limiting the generality of any other
indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender. The obligations of the Lenders in this Section shall survive the payment of all Obligations hereunder, the resignation of the Agent and the termination of this Agreement.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent, and, upon receipt of such request, Agent shall provide a copy of same to such Lender promptly upon receipt thereof; (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information specified by such Lender, and, upon receipt thereof, Agent promptly shall provide a copy of same to such Lender; and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

                  17.17 SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any Advances or issue such Letters of Credit shall constitute the

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several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such Advances or to participate in the issuance of such Letters of Credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make Advances, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

         18.      GENERAL PROVISIONS.

                  18.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and the Lender Group.

                  18.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  18.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  18.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  18.5 COUNTERPARTS; TELEFACSIMILE EXECUTION. Any of the Loan Documents may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same respective agreement. Delivery of an executed counterpart of such Agreements by telefacsimile shall be equally as effective as delivery of an original executed counterpart of such Agreements. Any party delivering an executed counterpart of such Agreements by telefacsimile also shall deliver an original executed counterpart of such Agreements but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of such Agreements.

                  18.6 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any Guarantor of the Obligations or the transfer by any or all of such parties to the Agent or the other members of the Lender Group of any property of either

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or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Agent or the other members of the Lender Group are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that the Agent or the other members of the Lender Group are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                  18.7 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                  18.8     CONFIDENTIALITY.

                           (a)      Subject to the provisions of clause (b) of
this Section 18.8, each member of the Lender Group (a "Recipient") agrees that it will use its best efforts not to disclose without the prior consent of Borrower (other than to its employees, authorities, advisors or counsel, provided, however, that such Persons shall be subject to the provisions of this
Section 18.8 to the same extent as such Recipient) any information with respect to Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document and which is designated by Borrower to such Recipient in writing as confidential, provided, however, that such Recipient may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, or Federal regulatory body having or claiming to have jurisdiction over such Recipient, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Recipient, (v) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of this Agreement, the Obligations, or any interest therein by such Recipient, provided, however, that such prospective transferee or Participant executes an agreement with such Recipient substantially the same as
Schedule 18.8, and (vi) as may be reasonably required in connection with the Lender Group's enforcement of this Agreement or the other Loan Documents against Borrower or any Guarantor. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions. The preceding sentence is intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of

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1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.

                           (b)      Borrower hereby acknowledges and agrees that
each Recipient may share with any of its affiliates any information related to Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 18.8 to the same extent as such Recipient.

                  18.9 SURVIVAL OF INDEMNIFICATION OBLIGATIONS. All of the indemnification Obligations of Borrower under this Agreement or any of the other Loan Documents, including, but not limited to, Sections 2.2(b), 2.17, and 11.3, shall survive the payment of all other Obligations hereunder and the termination of this Agreement; provided, however, that where so specified herein such indemnification may be limited to a period of nine months after termination of this Agreement.

                  18.10 CONFLICTING TERMS. Notwithstanding anything to the contrary provided herein, in the Mortgages or in any other Loan Document, if any provision of the Mortgages or any other Loan Document contradicts a provision in this Agreement, the provisions of this Agreement shall control.

                  18.11 AMENDMENT AND RESTATEMENT; WAIVER. Borrower hereby acknowledges that the terms of the Existing Loan Agreement are hereby amended and restated in their entirety by this Agreement. References in the Loan Documents to the Loan Agreement shall hereafter mean this Agreement. Concurrently with the effectiveness of this Agreement, any Default or Event of Default arising under the Existing Loan Agreement as a result of Borrower's failure to meet financial covenants thereunder for the period ending March 31, 2003 shall be waived.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                             GREYHOUND LINES, INC.

                             By: _______________________________________________
                             Name:  Jeffrey W. Sanders
                             Title: Senior Vice President and
                                    Chief Financial Officer

                             FOOTHILL CAPITAL CORPORATION,
                             a California corporation, as Agent, and as a Lender

                             By: _______________________________________________
                             Name:  Kevin Belanger
                             Title: Vice President

                             CONGRESS FINANCIAL CORPORATION
                             (SOUTHWEST),
                             as a Lender

                             By: _______________________________________________
                             Name:  Paul Truax
                             Title: Vice President

                             FLEET CAPITAL CORPORATION,
                             as a Lender

                             By: _______________________________________________
                             Name:  Matthew R. Van Steenhuyse
                             Title: Senior Vice President

                             TRANSAMERICA BUSINESS CAPITAL
                             CORPORATION, as a Lender

                             By: _______________________________________________
                             Name:  Ari Kaplan
                             Title: Vice President

                               Schedule 1, Pg. 1